Exhibit 99.1

Connect Topco Limited

(Registered Company Number: 66184)

CONSOLIDATED FINANCIAL STATEMENTS

For the year ended 31 December 2022

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of Connect Topco Limited

Opinion

We have audited the consolidated financial statements of Connect Topco Limited and subsidiaries (the “Company”), which comprise the consolidated balance sheets as at 31 December 2022 and 2021, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years ended 31 December 2022, 2021 and 2020, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of 31 December 2022 and 2021, and the results of its operations and its cash flows for the years ended 31 December 2022, 2021 and 2020 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte LLP

Glasgow, United Kingdom

5 June 2023

Connect Topco Limited

Consolidated Income Statement

For the year ended 31 December 2022

($ in millions)	Note	Year ended 31 December 2022	Year ended 31 December 2021	Year ended 31 December 2020
Revenue	5	1,474.1	1,352.4	1,272.1
Employee benefit costs	7	(311.2)	(303.9)	(280.3)
Network and satellite operations costs		(178.9)	(158.4)	(158.6)
Impairment of financial assets [1]		17.9	(2.1)	(16.8)
Other operating costs		(196.0)	(179.8)	(154.1)
Own work capitalised		43.6	30.7	36.2
Depreciation and amortisation		(600.8)	(632.5)	(673.0)
(Impairment) / Reversal of impairment of assets		(0.5)	0.3	(10.5)
Loss on disposals of assets		(4.1)	(7.6)	(3.2)
Share of profit of associates	16	7.2	5.1	4.2
Operating profit	6	251.3	104.2	16.0
Financing income		5.6	2.8	3.8
Financing costs		(190.8)	(194.9)	(202.9)
Fair value changes in financial assets and liabilities		-	76.4	0.2
Net financing costs	9	(185.2)	(115.7)	(198.9)
Profit / (Loss) before tax		66.1	(11.5)	(182.9)
Taxation charge	10	(17.7)	(165.0)	(32.8)
Profit / (Loss) for the period		48.4	(176.5)	(215.7)
Attributable to:
Equity holders		47.4	(175.9)	(215.0)
Non-controlling interest[2]		1.0	(0.6)	(0.7)

1	$30.0m was received from Ligado in Q4 2022 which released a $15.3m (51%) impairment on the existing receivable owing (refer note 4(a)).
2	Non-controlling interest (“NCI”) refers to the Group’s 51% shareholding in Inmarsat Solutions ehf and NCI resulting from the management incentive plan (refer note 25).

The accompanying notes are an integral part of the financial statements.

Connect Topco Limited

Consolidated Statement of Comprehensive Income

For the year ended 31 December 2022

($ in millions)	Note	Year ended 31 December 2022	Year ended 31 December 2021	Year ended 31 December 2020
Profit / (Loss) for the period		48.4	(176.5)	(215.7)
Other comprehensive income
Items that may be reclassified subsequently to the Income Statement:
Foreign exchange translation differences		(0.1)	(0.3)	-
(Loss) / gain on cash flow hedges on foreign exchange forwards	26	-	(0.7)	0.7
Net gain / (loss) accumulated in hedge reserve on interest rate caps	26	79.1	10.6	(6.6)
Tax credited directly to equity	10	(21.3)	-	-
Items that will not be reclassified subsequently to the Income Statement:
Re-measurement of pension assets and liabilities	28	3.8	(1.5)	(29.8)
Tax (charged) / credited directly to equity	10	(1.1)	0.3	5.5
Other comprehensive income / (loss) for the period, net of tax		60.4	8.4	(30.2)
Total comprehensive profit / (loss) for the period, net of tax		108.8	(168.1)	(245.9)
Attributable to:
Equity holders		107.8	(167.5)	(245.2)
Non-controlling interest[1]		1.0	(0.6)	(0.7)

1	Non-controlling interest (“NCI”) refers to the Group’s 51% shareholding in Inmarsat Solutions ehf and NCI resulting from the management incentive plan.

Connect Topco Limited

Consolidated Balance Sheet

As at 31 December 2022

($ in millions)	Note	As at 31 December 2022	As at 31 December 2021
Assets
Non-current assets
Property, plant and equipment	13	3,258.7	3,300.2
Intangible assets	14	2,757.5	2,907.3
Right of use assets	15	26.4	33.3
Investments	16	28.4	24.9
Finance lease receivable		0.4	0.4
Other receivables	18	3.4	3.2
Derivative financial instruments	31	38.0	5.8
Deferred tax asset	23	34.6	33.7
		6,147.4	6,308.8
Current assets
Cash and cash equivalents	17	234.2	364.3
Short-term deposits	17	109.1	30.0
Trade and other receivables	18	304.9	262.7
Lease receivable		1.3	2.6
Inventories	19	57.2	36.6
Current tax assets	23	3.1	0.4
Derivative financial instruments	31	45.0	-
		754.8	696.6
Total assets		6,902.2	7,005.4
Liabilities
Current liabilities
Borrowings	20	17.5	17.5
Trade and other payables	21	1,354.4	1,271.6
Provisions	22	3.6	4.7
Current tax liabilities	23	158.3	169.8
Derivative financial instruments	31	-	1.8
Lease obligations	15	9.9	11.7
		1,543.7	1,477.1
Non-current liabilities
Borrowings	20	3,630.8	3,619.1
Other payables	21	12.8	18.1
Provisions	22	3.7	7.0
Deferred tax liabilities	23	808.8	780.4
Lease obligations	15	23.9	33.8
		4,480.0	4,458.4
Total liabilities		6,023.7	5,935.5
Net assets		878.5	1,069.9
Shareholders’ equity
Ordinary shares	25	2,350.0	2,350.0
Hedge and other reserves		61.4	3.7
Retained earnings		(1,539.3)	(1,290.6)
Equity attributable to shareholders		872.1	1,063.1
Non-controlling interest[1]		6.4	6.8
Total equity		878.5	1,069.9

1	Non-controlling interest (“NCI”) refers to the Group’s 51% shareholding in Inmarsat Solutions ehf and NCI resulting from the management incentive plan.

The consolidated financial statements were approved by the Board of Directors on 5 June 2023 and signed on behalf by

Elizabeth Palmer

Director

Connect Topco Limited

Consolidated Statement of Changes in Equity

For the year ended 31 December 2022

($ in millions)	Share capital	Share option reserve	Hedge reserve	Other	Retained earnings	NCI[1]	Total
Balance at 1 Jan 2020	2,350.0	-	(0.7)	-	(157.0)	0.9	2,193.2
Share-based payments	-	0.2	-	-	-	-	0.2
Dividend declared	-	-	-	-	-	(0.8)	(0.8)
Acquisition of NCI	-	-	-	-	-	11.6	11.6
Transfer of share option reserve to retained earnings	-	(0.2)	-	-	0.2	-	-
Gain on cash flow hedges capitalised to tangible assets	-	-	0.4	-	-	-	0.4
Comprehensive Income:
Loss for the period	-	-	-	-	(215.0)	(0.7)	(215.7)
Other Comprehensive Income – before tax	-	-	(5.9)	-	(29.8)	-	(35.7)
Other Comprehensive Income – tax	-	-	-	-	5.5	-	5.5
Balance at 31 December 2020	2,350.0	-	(6.2)	-	(396.1)	11.0	1,958.7
Dividend declared	-	-	-	-	(717.4)	(0.7)	(718.1)
NCI share buy-back	-	-	-	-	-	(2.9)	(2.9)
Gain on cash flow hedges capitalised to tangible assets	-	-	0.3	-	-	-	0.3
Comprehensive Income:
Loss for the year	-	-	-	-	(175.9)	(0.6)	(176.5)
Other Comprehensive Income – before tax	-	-	9.9	(0.3)	(1.5)	-	8.1
Other Comprehensive Income – tax	-	-	-	-	0.3	-	0.3
Balance at 31 December 2021	2,350.0	-	4.0	(0.3)	(1,290.6)	6.8	1,069.9
Dividend declared	-	-	-	-	(298.8)	(0.7)	(299.5)
NCI share buy-back	-	-	-	-	-	(0.7)	(0.7)
Comprehensive Income:
Profit for the year	-	-	-	-	47.4	1.0	48.4
Other Comprehensive Income – before tax	-	-	79.1	(0.1)	3.8	-	82.8
Other Comprehensive Income – tax	-	-	(21.3)	-	(1.1)	-	(22.4)
Balance at 31 December 2022	2,350.0	-	61.8	(0.4)	(1,539.3)	6.4	878.5

1	Non-controlling interest (“NCI”) refers to the Group’s 51% shareholding in Inmarsat Solutions ehf and NCI resulting from the management incentive plan.

Connect Topco Limited

Consolidated Statement of Cash Flows

For the year ended 31 December 2022

($ in millions)	Note	Year ended 31 December 2022	Year ended 31 December 2021	Year ended 31 December 2020
Cash flow from operating activities
Cash from operations	24	843.6	801.0	1,388.1
Interest received		3.0	1.1	2.2
Tax paid		(23.6)	(16.0)	(14.6)
Net cash flow from operating activities		823.0	786.1	1,375.7
Cash flow from investing activities
Purchase of property, plant and equipment		(204.0)	(287.9)	(190.4)
Additions to intangible assets		(77.4)	(40.4)	(61.6)
Own work capitalised		(34.6)	(28.0)	(35.9)
Net investment in short-term deposits		(79.1)	658.0	(688.0)
Net cash flow from investing activities		(395.1)	301.7	(975.9)
Cash flow from financing activities
Dividends paid relating to NCI[1]		(0.7)	(1.1)	(0.6)
Dividends from associates		-	3.3	-
Dividends paid to Company shareholders		(298.8)	(717.4)	-
Proceeds from borrowings		-	-	1,312.3
Repayment of borrowings		(17.5)	(17.5)	(1,305.0)
Interest paid		(230.2)	(224.1)	(253.2)
Arrangement costs of financing		-	(1.7)	(60.4)
Cash payments for the principal portion of lease obligations		(10.5)	(11.4)	(10.6)
Acquisition of NCI		-	-	11.6
Share buy-back relating to NCI[1]		(0.5)	(2.6)	-
Other financing activities		(1.8)	(2.0)	(2.4)
Net cash flow from financing activities		(560.0)	(974.5)	(308.3)
Net (decrease) / increase in cash and cash equivalents		(132.1)	113.3	91.5

Cash and cash equivalents
At beginning of the period		364.3	250.5	159.4
Net (decrease) / increase in cash and cash equivalents		(132.1)	113.3	91.5
Exchange gains / (losses) on cash and cash equivalents		2.0	0.5	(0.4)
At end of the period		234.2	364.3	250.5
Comprising:
Cash at bank and in hand		192.5	94.3	250.5
Short-term deposits with original maturity less than 3 months		41.7	270.0	-
Cash and cash equivalents		234.2	364.3	250.5
Net cash and cash equivalents at end of period	17	234.2	364.3	250.5

1 Non-controlling interest (“NCI”) refers to the Group’s 51% shareholding in Inmarsat Solutions ehf and NCI resulting from the management incentive plan.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

1. General information

Connect Topco Limited (the ‘Company’ or, together with its subsidiaries, the ‘Group’) is a private company limited by shares incorporated in Guernsey. Details of Group operations is provided in Note 5.

On 30 May 2023, Viasat, Inc. completed the acquisition of the Company which resulted in Viasat, Inc. acquiring control of the Group. See note 35 for further details.

Until 30 May 2023, the ultimate controlling party of the Group is the Company which is an entity based in Guernsey. From completion of the transaction on 30 May 2023, the ultimate controlling party and parent of the Group is Viasat, Inc., which is an entity based in the United States.

As at 31 December 2022 and until 30 May 2023, the smallest and largest group into which the results of the Company are consolidated is headed by Connect Topco Limited. From completion of the transaction on 30 May 2023, the smallest group into which the results of the Company will be consolidated is headed by Connect Topco Limited and largest group into which the results of the Company will be consolidated is headed by Viasat, Inc.

The Company’s registered office address is Redwood House, St Julian’s Avenue, St Peter Port, GY1 1WA, Guernsey. The address of Viasat, Inc’s registered office is 6155 El Camino Real Carlsbad, California 92009.

2. Principal accounting policies

The principal accounting policies adopted in the preparation of these financial statements are set out below. These policies have been applied consistently to all the periods presented unless otherwise stated.

Basis of preparation

The financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. The financial statements have been prepared under the historical cost convention except for certain financial instruments that have been measured at fair value, as described later in these accounting policies.

Going concern

In order to confirm that the business should adopt the going concern basis in preparing the consolidated financial statements for 2022, the Board and Management have considered compliance with banking covenants, ability to generate future profits and positive cash flows, business risks and the pending acquisition by Viasat. The Group has a robust and resilient business model and is compliant with all banking covenants.

As at 31 March 2023, the Group had $979.4m of liquid resources (Cash and cash equivalents: $233.4m, short-term deposits: $46.0m and undrawn RCF: $700.0m) and a continued expectation that the Group will generate positive free cash flow and reduce leverage over the medium to long term. As of 31 March 2023, $17.5m of debt was due to mature within the next twelve months, with $3,755m being due in greater than twelve months.

As at 31 December 2022, the Group had $1,043.3m of liquid resources (Cash and cash equivalents: $234.2m, short-term deposits: $109.1m, undrawn RCF: $700.0m) and a continued expectation that the Group will generate positive cash flow over the medium to long term. On 8 November 2021, the Company shareholders accepted an offer from Viasat, Inc. to purchase the Company for approximately $7.3bn. On 30 May 2023 Viasat, Inc. completed the acquisition of the Company which resulted in Viasat, Inc. acquiring control of the Group. See note 35 for further details.

The going concern assessment has been performed using the Group financial performance and position. The Board and Management have also considered a number of possible scenarios and their impact on future revenues, profit for the year and liquidity. Under all scenarios there continues to be sufficient headroom to the Financial Performance Covenant under the debt agreements. The Group has assessed the future compliance through most recently approved budget, which has considered the maturity profile of the existing debt facilities and the $700m undrawn revolving credit facility as discussed in note 20.

After considering current financial projections and facilities available and after making enquiries, the Directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Consequently, the Group continues to adopt the going concern basis in preparing the 2022 consolidated financial statements.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

2. Principal accounting policies (continued)

Basis of accounting

The consolidated financial statements are presented in U.S. Dollars, which is the functional currency of the Company and most of the Group’s subsidiaries. The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expenses during the year. Although these estimates are based on management’s best estimate of the amount, event or actions, the actual results ultimately may differ from these estimates. Further discussion on these estimates and assumptions are disclosed in note 4.

Accounting policy changes

New and amended accounting standards adopted by the Group during 2022 which have no material impact include amendments to IFRS 3 Business Combinations; amendments to IAS 16 Property, Plant and Equipment; amendments to IAS 37 Provisions, Contingent Liabilities and Contingent Assets; and Annual Improvements 2018- 2020.

New and amended accounting standards that have been issued but are not yet effective and have not been adopted by the Group are provided below. All are effective for years beginning on or after 1 January 2023 and none will have a material impact on the Group.

●	IFRS 17 Insurance Contracts
●

Amendments to IAS 1 Presentation of Financial Statements: Classification of Liabilities as Current or Non- current and Classification of Liabilities as Current or Non-current Deferral of Effective Date.

●	Amendments to IAS 1 Presentation of Financial Statements and IFRS Practice Statement 2 Disclosure of Accounting policies.
●	Amendments to IAS 8 Accounting policies, Changes in Accounting Estimates and Errors: Definition of Accounting Estimates.
●	Amendments to IAS 12 Income Taxes: Deferred Tax related to Assets and Liabilities arising from a Single Transaction.
●	Amendments to IFRS 16 Leases: Lease Liability in a Sale and Leaseback.
●	Amendments to IAS 7 and IFRS 7 regarding supplier finance arrangements.
●	Amendments to the Classification and Measurement of Financial Instruments—Proposed amendments to IFRS 9 and IFRS 7.
●	Amendments to IAS 12 to provide a temporary exception to the requirements regarding deferred tax assets and liabilities related to pillar two income taxes.

Basis of consolidation

The consolidated financial statements include the financial statements of the Company and all its subsidiaries, and incorporate the share of the results of associates using the equity method of accounting.

The results of subsidiary undertakings established or acquired during the period are included in the consolidated income statement from the date of establishment or acquisition of control. The results of subsidiary undertakings disposed of during the period are included until the date of disposal. Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with those used by the Group. All transactions, balances, income and expenses with and between subsidiary undertakings have been eliminated on consolidation.

Non-controlling interests in the net assets of consolidated subsidiaries, which consist of the amounts of those interests at the date of the original business combination and the non-controlling interests’ share of changes in equity since the date of the combination, are not material to the Group’s financial statements.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

2. Principal accounting policies (continued)

Business combinations

Business combinations are accounted for using the acquisition method. When the Group acquires a business, it identifies the assets and liabilities of the acquiree at the date of acquisition and measures them at fair value. Only separately identifiable intangible assets are recognised. Any assets or disposal groups held for sale at the acquisition date are measured at fair value less costs to sell.

Consideration is the fair value at the acquisition date of the assets transferred and liabilities incurred in acquiring the business and includes the fair value of any contingent consideration. Changes in fair value of contingent consideration after the acquisition date are recognised in the income statement. Acquisition-related costs are expensed as incurred and included in operating costs.

Foreign currency translation

The functional currency of the Company and most of the Group’s subsidiaries, as well as the presentation currency of the Group, is U.S. Dollar. This is as the majority of operational transactions and financing are denominated in U.S. Dollars.

Foreign exchange gains and losses resulting from the settlement of transactions and the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are recognised in the income statement line which most appropriately reflects the nature of the item or transactions.

On consolidation, assets and liabilities of foreign operations are translated into the Group’s presentation currency at the prevailing spot rate at year end. The results of foreign operations are translated into U.S. Dollars at the average rates of exchange for the year. Foreign currency translation differences resulting from consolidating foreign operations are recognised in other comprehensive income.

Revenue

The Group applies the 5 step-model as required by IFRS 15 in recognising its revenues. A contract’s transaction price is allocated to each distinct performance obligation and recognised as revenue when, or as, the performance obligation is satisfied. Revenue is only recognised when it is probable that the entity will collect the consideration to which it will be entitled in exchange for the goods or services to be transferred to the customer.

Mobile satellite communications service revenues result from utilisation charges that are recognised as revenue over the minimum contract period. The selection of the method to measure progress towards completion requires judgement and is based on the nature of the products or services to be provided. Because of control transferring over time, revenue is recognised based on the extent of progress towards completion of the performance obligation. Deferred income attributable to mobile satellite communications services or subscription fees represents the unearned balances remaining from amounts received from customers pursuant to prepaid contracts.

The Group enters into minimum spend contracts with customers, known as ‘take-or-pay’ contracts, whereby customers agree to purchase a minimum value of mobile satellite communications services over a fixed period. Any unused portion of the prepaid contracts or the take-or-pay contracts (‘breakage’) that is deemed highly probable to occur by the expiry date is estimated at contract inception and recognised over the contract period in line with the pattern of actual usage of units by the customer.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

2. Principal accounting policies (continued)

Revenue (continued)

Revenue from the sale of prepaid credit is deferred until such time as the customer uses the airtime and subsequently recognised over time. Breakage from prepaid credit deferrals which is considered highly probable is estimated and recognised from contract inception. Mobile satellite communications service revenues from capacity sold are recognised on a straight-line basis over the term of the contract concerned, which is typically between one and 12 months, unless another systematic basis is deemed more appropriate. Revenue from spectrum coordination agreements, is recognised at a point in time based on standalone selling prices.

Service contract revenue is recognised as the service is provided over time based on the contract period.

Revenue of terminals and other communication equipment sold are recognised at the point in time when control is transferred to the customer. Installation revenues relating to this are also recognised at a point in time. Revenue from installation of terminals and other communication equipment owned by Inmarsat and used in the delivery of the service to the customer is however recognised over the contract term.

The Group offers certain products and services as part of multiple deliverable arrangements. Consistent with all other contracts, the Group will assess whether the performance obligations are distinct by considering whether 1) the customer can benefit from the good or service on its own; or together with other readily available resources 2) the good or service is distinct in the context of the contract. The transaction price is allocated to each performance obligation based on its stand-alone selling price relative to the total of all performance obligations’ stand-alone selling prices under the contract.

The nature of the contracts within the Group may give rise to variable consideration. This is estimated as the most likely amount based largely on an assessment of the anticipated performance and all information (historical, current and forecasted) that is reasonably available and is included in the transaction price to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue will not occur.

Where a contract contains a significant financing component, the Group adjusts the transaction price to a present value where the effect of discounting is deemed to be material. The Group has adopted the practical expedient whereby it is not required to adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less. For contracts with an overall duration greater than one year, the practical expedient also applies if the period between performance and payment for that performance is one year or less.

A contract asset or a contract liability will arise when the performance of either party exceeds the performance of the other. Contract assets are rights to consideration in exchange for goods or services that the entity has transferred to a customer when that right is conditional on something other than the passage of time. Contract liabilities are obligations to transfer goods or services to a customer for which the entity has received consideration, or for which an amount of consideration is due to the customer. These are referred to as deferred income within the Group.

Contract costs to obtain a contract and fulfil a contract are capitalised and amortised on a systematic basis, consistent with the pattern of transfer of the goods or services to which the capitalised cost relates. As a practical expedient, a cost to obtain contract with a customer will be immediately expensed if it has an amortisation period of one year or less.

Financing income and financing cost

Financing income comprises interest receivable on funds invested in short-term deposits and interest on the net defined benefit and post-employment asset/liability.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

2. Principal accounting policies (continued)

Financing income and financing cost (continued)

Financing costs comprise interest payable and early settlement premiums on borrowings including the Senior Notes and Convertible Bonds, accretion of the liability component of the Convertible Bonds, amortisation of deferred financing costs and interest on lease liabilities. Finance charges are recognised in the income statement at the effective interest rate.

Financial assets

Trade and other receivables

Trade and other receivables, including prepaid and accrued income, are initially recognised at fair value and subsequently measured at amortised cost using the effective interest method. The Group stratifies trade debtors based on internal credit ratings. The Group calculates the loss allowance for trade receivables and contract assets based on lifetime expected credit losses under the IFRS 9 simplified approach.

Cash and cash equivalents

Cash and cash equivalents, measured at fair value, comprises cash balances, deposits held on call with banks, money market funds and other short-term, highly liquid investments with an original maturity of three months or less. Bank overdrafts are shown as current liabilities within borrowings on the balance sheet.

Short-term deposits

Short-term deposits, measured at fair value, comprises deposits held with banks, money market funds and other short-term, highly liquid investments with an original maturity of four to twelve months.

Financial liabilities and equity

Equity instruments

An equity instrument is any contract that evidences a residual interest in the net assets of the Group. Equity instruments issued by the Group are recorded at the proceeds received, net of direct issue cost.

Trade and other payables

Trade and other payables are initially recognised at fair value and subsequently measured at amortised cost using the effective interest rate method.

Borrowings

Borrowings, comprising interest-bearing bank loans and Senior Notes, are initially recognised at fair value which equates to the proceeds received, net of direct transaction / arrangement costs and any premium or discount. They are subsequently measured at amortised cost.

Finance charges related to borrowings, including amortisation of direct transaction costs and any premium or discount, are charged to the income statement over the term of the borrowing using the effective interest rate method.

Borrowings are generally classified as current liabilities unless the Group has the unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date, in which case borrowings are classified as non-current liabilities.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

2. Principal accounting policies (continued)

Financial liabilities and equity (continued)

Senior Notes and term loan

The Group has issued Senior Notes and a Term Loan that are included within borrowings, and are initially recognised at fair value which equates to the proceeds received, net of direct transaction costs and any premium or discount. These instruments are subsequently measured at amortised cost. Finance charges, including amortisation of direct transaction costs and any premium or discount, are recognised in the income statement over the term of the borrowing at the effective interest rate method.

Net borrowings

Net borrowings consists of total borrowings less cash and cash equivalents and short-term deposits. Borrowings exclude accrued interest and any derivative financial liabilities.

Derivative financial instruments

In accordance with its treasury policy, the Group does not hold or issue derivative financial instruments for trading or speculative purposes.

Derivatives are initially recognised at fair value on the date the contract is entered into and subsequently measured at fair value. The gain or loss on remeasurement is recognised in the income statement, except where the derivative is used to hedge against risks such as fluctuations in interest rates or foreign exchange rates. The accounting policy for hedging follows below.

Hedge accounting

The Group designates certain derivatives as hedging instruments in respect of foreign currency risk and interest rate risk in fair value hedges, cash flow hedges, or hedges of net investments in foreign operations. Hedges of foreign exchange risk on firm commitments are accounted for as cash flow hedges.

At the inception of the hedge relationship, the Group documents the relationship between the hedging instrument and the hedged item, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, the Group documents whether the hedging instrument is effective in offsetting changes in fair values or cashflows of the hedged item attributable to the hedged risk, which is when the hedging relationship meets all the hedge effectiveness criteria.

The Group designates only the intrinsic value of option contracts as a hedged item, i.e. excluding the time value of the option. The changes in the fair value of the aligned timevalue of the option are recognised in other comprehensive income and accumulated in the cost of hedging reserve. If the hedged item is transaction-related, the time value is reclassified to profit or loss when the hedged item affects profit or loss. If the hedged item is time period related, then the amount accumulated in the cost of hedging reserve is reclassified to profit or loss on a rational basis – the Group applies straight-line amortisation. Those reclassified amounts are recognised in profit or loss in the same line as the hedged item.

Cash flow hedges

The effective portion of the gain or loss on the hedging instrument is recognised in other comprehensive income and accumulated in the cash flow hedge reserve, while any ineffective portion is recognised immediately in the income statement within financing costs.

Where there is a material contract with a foreign currency exposure, a specific hedge to match the specific risk will be evaluated. The Group has previously hedged certain foreign currency milestone payments for the construction of the I-6 satellites.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

2. Principal accounting policies (continued)

Derivative financial instruments (continued)

Amounts recognised as other comprehensive income are transferred to profit or loss when the hedged transaction affects profit or loss, such as when the hedged financial income or financial expense is recognised, or when a forecast sale occurs. When the hedged item is the future purchase of a non-financial asset or non-financial liability, the amount recognised as other comprehensive income is transferred to the initial carrying amount of the non- financial asset or liability.

IFRS 9 requires the Group to value and account for foreign currency basis. Changes in the fair value of currency basis are recognised as a separate component of equity in other comprehensive income.

The value of a hedging derivative is classified as non-current asset or liability if the cash flows are due to be received in greater than twelve months, and as a current asset or liability if the cash flows are due to be received in less than 12 months.

IBOR Reform

The Group applies the Interest Rate Benchmark Reform – Phase 2 Amendments to IFRS 9, IAS 39 and IFRS 7 issued in August 2020 (‘Phase 2 relief’). These amendments modify (provide relief to) specific hedge accounting requirements to allow hedge accounting to continue for affected hedges during the period of uncertainty before the hedged items or hedging instruments are amended as a result of the interest rate benchmark reform.

In relation to borrowing, the IFRS reliefs mean the Group can update its effective interest rate for the change to the new risk-free rate without recognising an immediate gain or loss. For hedge accounting, the reliefs mean existing hedge accounting will not terminate and updates to hedge documentation relating to IBOR reform will not result in a de-designation event for existing hedge relationships. Hedge ineffectiveness will continue to be recorded in the income statement. In order to qualify for the relief the Group will ensure that transition is economically equivalent to the previous LIBOR basis.

All Financial instruments with a reference rate linked to LIBOR are exposed to IBOR reform, meaning the Group has a material exposure to changes in the USD IBOR benchmark. At 31 December 2022 the Group has a term loan of $1.70bn (2021: $1.72bn) and interest rate caps with a notional amount of $1.66bn (2021: $1.66bn), which are indexed to USD LIBOR. The interest rate caps are designated in a cash flow hedge relationship hedging the USD LIBOR term loan.

In assessing whether the hedges are expected to be highly effective on a forward-looking basis, the Group has assumed that the USD LIBOR interest rate on which the cash flows of its interest rate caps and its hedged floating rate loan are not altered by IBOR reform.

Due to the upcoming cessation of LIBOR as a reference rate, the Group obtained the necessary lender consent to transition the credit agreement governing its term loan and revolving credit facility from LIBOR to Term SOFR. This change will be effective after USD LIBOR ceases to be available on 30 June 2023. The Group will use the ISDA Fallbacks Protocol to transition the interest rate hedges applicable to the term loan from USD LIBOR to Compound SOFR, also effective 30 June 2023, with this part of the transition process expected to be completed in Q1 2023. The Group does not anticipate material changes to existing systems and processes and the primary impact of the change will arise as a result of differences between LIBOR and SOFR, and between Compound and Term SOFR rates.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

2. Principal accounting policies (continued)

Employee benefits

Wages, salaries, social security contributions, accumulating annual leave, bonuses and non-monetary benefits are accrued in the year in which the associated services are performed by the employees of the Group. Termination benefits are payable whenever an employee’s employment is terminated before the normal retirement date or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Group recognises termination benefits when it has demonstrably committed to either terminate the employment of current employees or to provide termination benefits, as a result of an offer made to encourage voluntary redundancy.

Cash based LTIP is an executive remuneration scheme for members of senior management, which runs over three years. The scheme awards are accrued in the financial statements for the duration of the award. The accrual is based on the values assessed for the applicable schemes, taking into account the duration of the individual scheme, and by comparing the Group’s performance against the criteria used to award payments. These are recognised as the present value of the benefit obligation. Where the Group’s performance does not meet the criteria for the LTIP to be awarded, no accruals are recognised.

Taxation

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement as it excludes items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax

Deferred tax is provided on temporary differences arising between assets and liabilities’ tax bases and their carrying amounts (the balance sheet method). Deferred tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred tax asset is realised or the deferred tax liability is settled.

Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the temporary deductible differences or tax loss carry forwards can be utilised.

Deferred tax liabilities are provided on all taxable temporary differences except on those:

●	Arising from the initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit.
●

Associated with investments in subsidiaries and associates, but only to the extent that the Group controls the timing of the reversal of the differences and it is probable that the reversal will not occur in the foreseeable future.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set them off, when they relate to income taxes levied by the same taxation authority and if the Group intends to settle its current tax assets and liabilities on a net basis.

Uncertain tax positions

The Group’s policy is to comply with all enacted laws in the relevant jurisdictions in which the Group prepares its tax returns. However, tax legislation, especially as it applies to corporate taxes, is not always prescriptive and more than one interpretation of the law may be possible. In addition, tax returns in many jurisdictions are filed in arrears a year or more after the end of the accounting period to which they relate. The tax authorities often have a significant period in which to enquire into these returns after their submission. As a result, differences in view, or errors in returns, may not come to light until some time after the initial estimate of tax due is determined. This necessarily leads to a position of uncertain tax positions.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

2. Principal accounting policies (continued)

Taxation (continued)

Where the Group is aware of significant areas where the law is unclear and where this has been relied upon in a filing position of a tax return, or, in an area where different outcomes and interpretations are possible and may lead to a different result, the Group provides for the uncertain tax position. A provision is made when, based on the available evidence, the Group considers that it is probable that further amounts will be payable, or a recoverable tax position will be reduced, and the adjustment can be reliably estimated.

The Group calculates the uncertain tax position using a single best estimate of the most likely outcome on a case-by-case basis.

Property, plant and equipment

General

Property, plant and equipment assets are initially recognised at cost and subsequently treated under the cost model: at cost less accumulated depreciation and any accumulated impairment losses.

Space segment assets

Space segment assets comprise satellite construction, launch and other associated costs, including ground infrastructure. Expenditure charged to space segment projects includes invoiced progress payments, amounts accrued appropriate to the stage of completion of contract milestones, external consultancy costs and direct internal costs. Internal costs, comprising primarily staff costs, are only capitalised when they are directly attributable to the construction of an asset. Progress payments are determined on milestones achieved to date together with agreed cost escalation indices.

Deferred satellite payments represent the net present value of future payments dependent on the future performance of each satellite and are recognised in space segment assets when the satellite becomes operational. The associated liability is stated at its net present value and included within borrowings. Depreciation on space segment assets is recognised over the life of the satellites from the date they become operational and are placed into service.

Assets in the course of construction

These assets are carried at cost with no depreciation charged whilst in the course of construction. The assets will be transferred and depreciated over the life of the satellites or services once they become operational and placed into service.

Capitalised borrowing costs

The Group incurs borrowing costs directly attributable to the acquisition, construction or production of assets that necessarily take a substantial period of time to get ready for its intended use or sale. Such borrowing costs are capitalised as part of the cost of the asset. Capitalisation commences when the Group begins to incur the borrowing costs and related expenditures for the asset, and when it undertakes the activities that are necessary to prepare the asset for its intended use or sale. Capitalisation of borrowing costs ceases when substantially all of the activities necessary to prepare the asset for its intended use or sale are complete.

Other fixed assets

Other fixed assets are initially recognised at cost and subsequently measured at cost less accumulated depreciation and any accumulated impairment losses.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

2. Principal accounting policies (continued)

Property, plant and equipment (continued)

Depreciation

Depreciation is calculated to write-off the historical cost less residual values, if any, of fixed assets, except land, on a straight-line basis over the expected useful lives of the assets concerned. The Group selects its depreciation rates and residual values carefully and reviews them annually to take into account any changes in circumstances or expectations. When determining useful lives, the principal factors considered are the expected rate of technological developments, expected market requirements for the equipment and the intensity at which the assets are expected to be used. Any change in useful lives is accounted for prospectively. The Group also reviews the residual values and depreciation methods on an annual basis.

Derecognition

An item of property plant or equipment is derecognised upon disposal or when no future economic benefit is expected from its use or disposal. Any gain or loss arising on derecognition of the asset, calculated as the difference between the net disposal proceeds and the carrying amount of the asset, is recognised in the income statement.

Government grants

Government grants are recognised when there is reasonable assurance that the grant will be received and all attached conditions will be complied with. A grant that relates to an expense item is recognised as income on a systematic basis over the period(s) that the related costs are expensed. A grant that relates to an asset is deducted from the cost of the relevant asset, thereby reducing the depreciation charge over the useful life of the asset.

Intangible assets

Intangible assets comprise goodwill, trademarks, software, terminal development and network access costs, spectrum rights, orbital slots, unallocated launch slots and licences, customer relationships and intellectual property. Intangible assets acquired separately are initially recognised at cost. Intangible assets acquired as part of a business combination are initially recognised at their fair values as determined at acquisition date. After initial recognition, intangible assets are carried at cost less accumulated amortisation and any accumulated impairment losses.

Goodwill

Goodwill is initially measured at cost as the difference between the fair value of the consideration for the acquisition and fair value of the net identifiable assets acquired, including any identifiable intangible assets other than goodwill. If the assessment of goodwill results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognised in the income statement. After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill is allocated to each of the Group’s cash-generating units (‘CGUs’) that are expected to benefit from the business combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units

Research and development costs

Research costs related to internally generated intangibles are expensed in the period that the expenditure is incurred.

Development costs are expensed when the costs are incurred unless it meets criteria for capitalisation under IAS 38. Development costs are only capitalised if the technical feasibility, availability of appropriate technical, financial and other resources and commercial viability of developing the asset for subsequent use or sale have been demonstrated and the costs incurred can be measured reliably. Capitalised development costs are amortised in the income statement on a straight-line basis over the period of expected future benefit.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

2. Principal accounting policies (continued)

Amortisation

Intangible assets with a finite useful life are amortised on a straight-line basis over the useful life of the asset. The amortisation period and method are reviewed on an annual basis. Intangible assets with an indefinite useful life, such as goodwill, are not amortised but reviewed annually for impairment.

Impairment reviews

Goodwill is not amortised, but is tested at least annually for impairment. Impairment losses in respect of goodwill are not reversed.

Assets that are subject to depreciation or amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the full carrying amount may not be recoverable. Indicators of impairment may include changes in technology and business performance. An asset is tested for impairment on an individual basis as far as possible to determine its recoverable amount. Where this is not possible, assets are grouped and tested for impairment in a cash generating unit. A cash generating unit is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. An asset will be impaired if the carrying amount exceeds its recoverable amount, which is the higher of the fair value less costs to sell the asset and the value in use. The impairment loss will be recognised in the income statement.

In assessing value in use, estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Subsequent to an impairment loss, if indications exist that an asset’s recoverable amount might have increased, the recoverable amount will be reassessed and any impairment reversal recognised in the income statement. An impairment loss is reversed only to the extent that the asset’s carrying amount will not exceed the depreciated historical cost (what the carrying amount would have been had there been no initial impairment loss).

Leases

Contracts which convey the right to control the use of an identified asset for a period of time in exchange for consideration are accounted for as leases by the Group.

At the commencement date, the Group, as lessee, recognises a right-of-use asset and a lease liability. The lease liability is measured at the present value of the lease payments that are not paid at that date, discounted using the rate implicit in the lease, unless such a rate is not readily determinable, in which case the incremental borrowing rate is used. The right-of use asset comprises the amount of the initial measurement of the lease liability, adjusted for any lease payments made at or before the commencement date, less any lease incentives received and any initial direct costs incurred by the Group.

Lease term is determined as the non-cancellable period of a lease adjusted for any reasonably certain extension or termination option.

After commencement date, the right-of use asset is depreciated on a straight-line basis to the end of the lease term. The lease liability is accounted for by reducing the carrying amount to reflect the lease payments made, and increasing the carrying amount to reflect the interest on the lease liability.

Leases for which the Group is a lessor are classified as finance or operating leases. Whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee, the contract is classified as a finance lease. All other leases are classified as operating leases.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

2. Principal accounting policies (continued)

As lessor for operating leases, the Group recognises lease payments as income. The underlying asset is depreciated on a straight-line basis over its expected useful life. As lessor for finance leases, the Group recognises lease receivables at the amount of the Group’s net investment in the leases. Finance lease income is allocated to accounting periods so as to reflect a constant periodic rate of return on the Group’s net investment outstanding in respect of the leases.

Non-current assets and disposal groups held for sale

Non-current assets and disposal groups are classified as ‘held for sale’ when their carrying values will be recovered through a sales transaction rather than through continued use. This classification is subject to meeting the following criteria:

●	Management is committed to a plan to sell and the asset is being actively marketed for sale at a sales price reasonable in relation to its fair value.
●	The asset is available for immediate sale.
●	The sale is highly probable to be concluded within 12 months of classification as held for sale.
●	It is unlikely that the plan to sell will be significantly changed or withdrawn.

Disposal groups are groups of assets and associated liabilities to be disposed of together in a single transaction. At the reporting date they are separately disclosed as current assets and liabilities on the balance sheet. When non-current assets or disposal groups are classified as held for sale, depreciation and amortisation will cease and the assets are remeasured at the lower of their carrying amount and fair value less costs to sell. Any resulting impairment loss is recognised in the income statement.

Inventories

Inventories are stated at the lower of cost (determined by the weighted average cost method) and net realisable value. Allowances for obsolescence are recognised in other operating costs when there is objective evidence that inventory is obsolete.

Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The expense relating to a provision is recognised in the income statement, except where the obligation is to dismantle or restore an item of property, plant or equipment, in which case the amount is capitalised to the cost of the asset. The capitalised amount is subsequently depreciated to the income statement over the remaining useful life of the underlying asset.

Provisions are discounted to a present value at initial recognition where the effect of discounting is deemed to be material. Discounted provisions will unwind over time using the amortised cost method with finance cost recognised in the income statement. Provision estimates are revised each reporting date and adjustments recognised in line with the provision’s initial recognition (either in the income statement or recognised against the cost of the asset).

Asset retirement obligations

The fair value of legal obligations associated with the retirement of tangible property, plant and equipment is recognised in the financial statements in the period in which the liability is incurred. Upon initial recognition of a liability for an asset retirement obligation, a corresponding asset retirement cost is added to the carrying amount of the related asset, which is subsequently amortised to income over the remaining useful life of the asset. Following the initial recognition of an asset retirement obligation, the carrying amount of the liability is increased for the passage of time by applying an interest method of allocation to the liability with a corresponding accretion cost reflected in operating expenses.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

2. Principal accounting policies (continued)

Revisions to either the timing or the amount of the original estimate of undiscounted cash flows are recognised each period as an adjustment to the carrying amount of the asset retirement obligation.

3. Financial risk management

Financial risk factors

The Group’s operations and significant debt financing expose it to a variety of financial risks that include the effects of changes in debt market prices, foreign currency exchange rates, credit risks, liquidity risks and interest rates. The Group has in place a risk management programme that seeks to limit adverse effects on the financial performance of the Group by using forward exchange contracts to limit exposure to foreign currency risk and to limit the impact of fluctuating interest rates by minimising the amount of floating rate long-term borrowings.

The Board of Directors has delegated to the treasury department the responsibility for setting and implementing the financial risk management policies applied by the Group. The treasury department has an operating manual that sets out specific guidelines for managing foreign exchange risk, interest rate risk and credit risk (see note 31). The Group does not hold or issue derivative financial instruments for speculative or trading purposes.

(a) Market risk

(i) Foreign exchange risk

The functional currency of the Company and its principal subsidiaries is the U.S. Dollar. All of the Group’s long-term borrowings are denominated in U.S. Dollars, the majority of its revenue is earned in U.S. Dollars and the majority of capital expenditure is denominated in U.S. Dollars, which are therefore not subject to risks associated with fluctuating foreign currency rates of exchange.

However, the Group operates internationally, resulting in 3% (2021: 4% and 2020: 3%) and 32% (2021: 29% and 2020: 25%) of total revenue and total expenditure, respectively, being denominated in currencies other than the U.S. Dollar. 27% (2021 and 2020: 30%) of the Group’s operating costs are denominated in Pounds Sterling. The Group’s exposure therefore needs to be carefully managed to avoid variability in future cash flows and earnings caused by volatile foreign exchange rates.

For the year ended 31 December 2022, a hypothetical 10% increase in the U.S. Dollar/Sterling year-end exchange rate (U.S.$1.21/£1.00 to U.S.$1.33/£1.00) would have decreased the 2022 profit before tax and equity by $1.0m (2021: $3.3m and 2020: $4.7m). Management believes that a 10% sensitivity rate provides a reasonable basis upon which to assess expected changes in foreign exchange rates.

(ii) Price risk

The Group is not exposed to significant equity securities price risk or commodity price risk.

(iii) Inflation risk

The Group faces inflationary risks which cause an increase in costs across the business. The Group has partially mitigated this risk through tight cost control, and targeted price increases.

(b) Interest rate risk

The Group’s income and operating cash flows are substantially independent of changes in market interest rates. The Group has interest-bearing assets such as cash and cash equivalents, short-term deposits, and non-current other receivables, however the interest rate risk arises from its long-term borrowings specifically a Term Loan and Senior Notes 2026. Borrowings issued at variable rates expose the Group to cash flow interest rate risk. Borrowings related to Senior Notes due 2026 are charged at a fixed rate. As at 31

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

3. Financial risk management (continued)

Financial risk factors (continued)

December 2022 the Group had drawn down $1.70bn (2021 $1.72bn) on the Term Loan which is repayable in quarterly instalments over 7 years. The credit agreement will mature in 2026. Drawings under this credit agreement incur interest at a variable rate of LIBOR +3.5% (2021: +3.5%).

The Group has entered into interest rate cap arrangements to hedge the variable interest rates on the Term Loan. The cap provides protection of USD LIBOR up to 2% and covers 98% of the total nominal amount of the Term Loan. As at 31 December 2022, a hypothetical 1% increase in interest rate would have decreased the 2022 profit before tax and equity by $37m (2021: $36.5m). Management believes that a 1% sensitivity rate provides a reasonable basis upon which to assess expected changes in variable interest rates, given Senior Notes are charged at a fixed rate and the Term Loan is supported by an interest rate cap arrangement, therefore materially mitigating interest rate risk.

(c) Credit risk

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group. A debt will be deemed uncollectable and therefore written off based on one or more of the following criteria:

●	Insolvency (formal or just ceased trading).
●	Debtor cannot be located.
●	Debt uneconomical to pursue.

For any write-offs, a standard procedure is followed with authorisations obtained in-line with the Group’s framework.

Financial instruments that potentially subject the Group to a concentration of credit risk consist of cash and cash equivalents, short-term deposits, trade receivables, other receivables, accrued income and derivative financial instruments. The credit risk on liquid funds (cash and cash equivalents and short-term deposits) and derivative financial instruments is limited because the counterparties are highly rated financial institutions.

The maximum exposure to credit risk as at 31 December is:

($ in millions)	Note	As at 31 December 2022	As at 31 December 2021
Cash and cash equivalents	17	234.2	364.3
Short-term deposits	17	109.1	30.0
Trade receivables, other receivables and accrued income	18	262.3	239.6
Total credit risk exposure		605.6	633.9

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

3. Financial risk management (continued)

Financial risk factors (continued)

The Group’s average age of trade receivables as at 31 December 2022 was approximately 56 days (2021: 55 days).

At 31 December 2022, $260.2m (2021: $236.3m) of trade receivables were not yet due for payment. No interest is charged on trade receivables until the receivables become overdue for payment. Thereafter, interest may be charged at varying rates depending on the terms of the individual agreements.

The Group has credit evaluation, approval and monitoring processes intended to mitigate potential credit risks, and utilises both internal and third-party collection processes for overdue accounts. The Group maintains provisions for potential credit losses that are assessed on an ongoing basis. The provision for uncollectible trade receivables has decreased to $14.7m (excluding Ligado Networks – refer note 4a) as at 31 December 2022 (2021: $17.9m).

For 2022, the Group had one customer with revenue of 10% ($154.1m) of the Group’s total revenue, with none of the remaining customers comprising greater than 10% (2021: no customer).

As a result of the pension scheme buy- out (note 28) the Group is no longer exposed to credit risk associated with the insurer.

(d) Liquidity risk

The Group is exposed to liquidity risk with respect to its contractual obligations and financial liabilities. Prudent liquidity risk management implies maintaining sufficient cash and short-term deposits and the availability of funding through an adequate amount of committed credit facilities.

The Group manages liquidity risk by continuously monitoring forecast and actual cash flows and matching the maturity profiles of financial assets and liabilities. The available liquidity of the Group as at 31 December is:

($ in millions)	Note	As at 31 December 2022	As at 31 December 2021
Cash and cash equivalents	17	234.2	364.3
Short-term deposits	17	109.1	30.0
Available but undrawn borrowing facilities[1]	20	700.0	700.0
Total available liquidity		1,043.3	1,094.3

1	Relates to the Senior Revolving Credit Facility (see note 20).

The Directors currently believe the Group’s liquidity position is more than sufficient to meet its needs for the foreseeable future.

4. Critical accounting judgements and key sources of estimation uncertainty

In applying the Group’s accounting policies, which are described in note 2, the directors are required to make judgements (other than those involving estimations) that have a significant impact on the amounts recognised and to make estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

4. Critical accounting judgements and key sources of estimation uncertainty (continued)

Key sources of estimation uncertainty

The key assumptions concerning the future, and other key sources of estimation uncertainty at the reporting period that may have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

(a) Revenue in respect of Ligado Networks

In December 2007, Inmarsat and Ligado Networks LLP (formerly LightSquared LP and LightSquared Inc.), and Ligado Networks (Canada) Inc. (formerly Skyterra (Canada) Inc.) entered into a 100 year Cooperation Agreement for the efficient use of L-band spectrum over North America. The Cooperation Agreement has been modified a number of times, and this has been assessed against IFRS 15 as to whether the modification is treated as a new contract or an amendment to an earlier contract. Amendment 5 & 6, signed in 2020, provided a $700m payment from Ligado which reduced all future quarterly payments by 60% and deferred Q2 2020 to Q4 2022 quarterly payments as well as all previously deferred amounts to 1 January 2023, at which date a payment of $395m, including interest, falls due. Additionally, there is a call option available until 15 October 2025 for Ligado to buy out all remaining payment obligations to 2107 for a cash payment ranging between $825m - $968m.

Amendment 7 was signed on 23 December 2022 and Ligado subsequently paid Inmarsat $30.0m. This is a payment on the $395m due 1 January 2023 and provides a deferral of the remaining $365m due, to 1 April 2023. After interest, $373m will be payable from Ligado on 1 April 2023. Amendment 7 provides no further amendment to existing obligations and Ligado has retained spectrum rights during this period.

Given the level of uncertainty around the collection of future monies, the Group ceased to apply the IFRS 15 five-step model from Q2 2020 to Amendments 5 & 6. Based on the continued level of uncertainty, no change to this assessment has arisen from Amendment 7 and no revenue has been recognised in relation to spectrum and deferrals. The $30m receipt has been applied against the existing receivable.

At 31 December 2022, deferred income of $906.1m (2021: $906.5m) was recorded on the balance sheet. $206.1m (2021: $206.5m) represents services not yet performed relating to issues including interference resolution for which payment has already been received from Ligado. $0.4m of costs were incurred in relation to interference resolution in 2022 and a corresponding amount of revenue was released (2021: nil). $700m (2021: $700m) represents the upfront payment received pursuant to Amendment 5 & 6.

At 31 December 2022 a $3.9m (2021: $17.2m) receivable relating to deferrals, net of ECL provision, and a $0.4m (2021: $2.0m) interest receivable, net of ECL provision, is recorded on the balance sheet . A 51% impairment has been recognised in order to comply with IFRS 9 and align with our conclusion that uncertainty remains around the collection of future monies. The reduction in receivable is directly linked to the $30.0m received from Ligado in accordance with Amendment 7. If Ligado failed to make remaining payments as they fall due, this default would release Inmarsat from its remaining obligations, which would trigger the recognition in the income statement of the remaining deferred income resulting in a net gain to the Group.

Critical judgements in applying the Group’s accounting policies

The following are the critical judgements, apart from those involving estimations (which are presented separately above), that the directors have made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognised in financial statements:

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

4. Critical accounting judgements and key sources of estimation uncertainty (continued)

Critical judgements in applying the Group’s accounting policies (continued)

(b) Capitalisation of space segment assets and associated borrowing costs

The net book value of space segment assets is currently $1,450.4m (2021: $1,703.6m). There have been additions of $0.7m in the year (2021: $28.5m) and transfers from assets in the course of construction of $10.0m (2021: $10.8m). The key judgements involved in the capitalisation of space segment assets and associated borrowings costs are:

●	Whether the capitalisation criteria of the underlying IAS have been met.
●	Whether an asset is ready for use and as a result further capitalisation of costs should cease and depreciation should commence.
●	Whether an asset is deemed to be substantially complete and as a result capitalisation of borrowing costs should cease.

(c) Proxy board arrangement

The Group has made key judgements in determining the appropriateness of consolidating Inmarsat Government Inc.

The U.S. Government element of Inmarsat’s Government business unit is managed through the U.S. trading entity, Inmarsat Government Inc., a wholly-owned subsidiary of the Group. The business is managed through a Proxy agreement as required by the U.S. National Industrial Security Program (‘NISP’). A Proxy agreement is an instrument intended to mitigate the risk of foreign ownership, control or influence when a foreign person owns, acquires or merges with a U.S. entity that has a facility security clearance under the NISP. The Proxy agreement conveys the foreign owner’s voting rights to the Proxy Holders, comprised of the Proxy board. There are three Proxy holders who are U.S. citizens cleared and approved by the U.S. Defence Security Service (‘DSS’).

The Proxy holders have a fiduciary duty, and agree, to perform their role in the best interests of the Group (including the legitimate economic interest), and in a manner consistent with the national security interests of the U.S.

The DSS requires Inmarsat Government Inc. to enter into a Proxy agreement because it is indirectly owned by the Group and it has contracts with the Department of Defence which contain certain classified information. The Proxy agreement enables Inmarsat Government Inc. to participate in such contracts with the U.S. Government despite being owned by a non-U.S. corporation.

Under the Proxy agreement, the Proxy holders have the power to exercise all privileges of share ownership of Inmarsat Government Inc. In addition, as a result of the Proxy agreement, certain limitations are placed on the information which may be shared, and the interaction which may occur, between Inmarsat Government Inc. and other Group companies.

The Group maintains its involvement in Inmarsat Government Inc.’s activities through normal business activity and liaison with the Chair of the Proxy Board. Inmarsat Government Inc.’s commercial and governance activity is included in the business update provided in regular Executive reports to the Board. This activity is always subject to the confines of the Proxy regime to ensure that it meets the requirement that Inmarsat Government Inc. must conduct its business affairs without direct external control or influence, and the requirements necessary to protect the U.S. national security interest.

In accordance with IFRS 10 ‘Consolidated financial statements’, an assessment is required to determine the degree of control or influence the Group exercises and the form of any control to ensure that the financial statement treatment is appropriate. On the basis of the Group’s ability to affect the financial and operating policies of the entity, we have concluded that the Group meets the requirements of IFRS 10 in respect of control over the entity and, therefore, consolidates the entity in the Group’s consolidated accounts. There have been no changes in circumstances which impact any of the key judgements made by the Group.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

5. Segmental information

The Group have identified the provision of global mobile satellite communications services to customers around the world as the only operating segment. The Board of Directors review the Group’s financial reporting and approves those proposals for the allocation of the Group’s resources and have therefore been identified as the chief operating decision maker. The Group’s revenue is categorised by four business units, namely:

●	Maritime: focusing on worldwide commercial maritime services including safety services;
●	Government: focusing on military and other government services to the U.S. and other international governments;
●	Aviation: focusing on commercial aviation, business and general aviation; and providing operational and safety services to support both of these segments; and
●	Enterprise: focusing on worldwide land-based Internet of Things, lease, broadband, and voice segments.

These four business units are supported by ‘Central Services’ which includes satellite operations, technology, corporate functions, backbone infrastructure, and any income that is not directly attributable to a business unit, such as Ligado.

Segment Results 2022
($ in millions)	Maritime	Government	Aviation	Enterprise	Central services	Total
Revenue	515.5	526.9	310.8	106.4	14.1	1,473.7

Ligado revenue	-	-	-	-	0.4	0.4
Total revenue	515.5	526.9	310.8	106.4	14.5	1,474.1

Segment Results 2021
($ in millions)	Maritime	Government	Aviation	Enterprise	Central services	Total
Revenue	506.1	490.7	226.9	115.5	13.2	1,352.4

Ligado revenue	-	-	-	-	-	-
Total revenue	506.1	490.7	226.9	115.5	13.2	1,352.4

Segment Results 2020
($ in millions)	Maritime	Government	Aviation	Enterprise	Central services	Total
Revenue	490.6	442.8	178.2	113.5	13.7	1,238.8

Ligado revenue	-	-	-	-	33.3	33.3
Total revenue	490.6	442.8	178.2	113.5	47.0	1,272.1

Timing of revenue recognition
($ in millions)	2022	2021	2020
At a point in time	95.6	72.5	48.5

Over time	1,378.5	1,279.9	1,223.6
	1,474.1	1,352.4	1,272.1

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

5. Segmental information (continued)

Segmental analysis by geography

The Group’s operations are located in the geographical regions listed below. Revenues are allocated to countries based on the billing address of the customer. For wholesale customers, this is the distribution partner who receives the invoice for the service, and for retail customers this is the billing address of the customer for whom the service is provided. Assets and capital expenditure are allocated based on the physical location of the assets.

Revenue by geography
($ in millions)	Year ended 31 December 2022	Year ended 31 December 2021	Year ended 31 December 2020
United Kingdom	64.9	48.7	56.5
Rest of Europe	405.9	375.5	366.4
United States	600.2	531.6	486.5
Rest of North America	45.0	40.4	42.3
Asia and Pacific	253.9	248.9	236.3
Rest of the world	104.2	107.3	84.1
	1,474.1	1,352.4	1,272.1

Non-current segment assets
($ in millions)	As at 31 December 2022	As at 31 December 2021
United Kingdom	3,600.8	3,629.6
Rest of Europe	216.3	247.4
United States	98.2	80.0
Rest of North America	43.5	53.2
Asia and Pacific	111.0	99.3
Rest of the world	61.7	38.0
Unallocated[1]	1,943.3	2,121.8
	6,074.8	6,269.3

1	Unallocated items relate to satellites which are in orbit.

Remaining performance obligations

The table below shows the remaining revenue to be derived from unsatisfied (or partially unsatisfied) performance obligations under non-cancellable contracts with customers at the end of the year.

($ in millions)	As at 31 December 2022	As at 31 December 2021
Within one year	496.0	418.0
Between two to four years	609.9	442.1
Five years and greater	282.5	286.5
	1,388.4	1,146.6

All other contracts are for periods of one year or less or are billed based on time incurred. As permitted under IFRS 15, the transaction price allocated to these unsatisfied contracts is not disclosed.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

6. Operating profit

Costs are presented by the nature of the expense to the Group. Network and satellite operation costs comprise costs to third parties for network service contracts and services. A breakdown of employee benefit costs is given in note 7.

Operating profit is stated after charging the following items:

($ in millions)	Note	Year ended 31 December 2022	Year ended 31 December 2021	Year ended 31 December 2020
Depreciation of property, plant and equipment	13	347.6	367.8	417.2
Amortisation of intangible assets	14	243.9	253.6	244.4
Depreciation of right-of-use assets	15	9.3	11.1	11.4
Acquisition related costs[1]		22.8	11.1	(0.2)
Loss on disposal of assets		4.1	7.6	3.2
Impairment[2]		0.5	(0.3)	10.5
IT support		39.0	37.8	37.3
Cost of inventories recognised as an expense		88.5	75.5	61.6
Write downs of inventories recognised as an expense	19	6.8	4.0	8.4
Research costs expensed		16.9	18.6	6.9

1	Viasat transaction costs primarily relate to professional fees supporting the Viasat acquisition.

2

Relates to the impairment of $0.5m of intangible assets (2021: $0.6m impairment of tangible assets, offset by reversal of prior impairment of a financial asset of $0.9m; 2020: impairment of $2.7m of intangible assets and $8.4m of tangible assets)

7. Employee benefit costs

($ in millions)	Note	Year ended 31 December 2022	Year ended 31 December 2021	Year ended 31 December 2020
Wages and salaries		266.5	261.3	247.7
Social security costs		30.1	29.1	20.2
Defined contribution pension plan costs		13.8	12.9	11.9
Defined benefit pension plan costs[1]	28	0.6	0.6	0.4
Post-employment benefits costs[1]	28	0.2	-	0.1
Total employee benefit costs		311.2	303.9	280.3

1	Defined benefit pension plan costs and post-employment benefits costs includes current service cost (see note 28).

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

7. Employee benefit costs (continued)

Employee numbers

The average monthly number of employees (including the Executive Director) employed is as follows:

	Year ended 31 December 2022	Year ended 31 December 2021	Year ended 31 December 2020
By activity
Operations	856	777	915
Sales and marketing	342	378	361
Development and engineering	221	245	240
Administration	379	370	396
	1,798	1,770	1,912
By segment
Maritime	84	129	129
Government	232	213	192
Enterprise	51	63	71
Aviation	66	73	206
Central services	1,365	1,292	1,314
	1,798	1,770	1,912

The employee headcount numbers presented above refer to permanent full time and part time employees and exclude contractors and temporary staff.

8. Key management compensation

The Group’s Executive and Non-Executive Directors are the key management personnel of the business. Details of the total amounts earned during the year are as follows:

($ in millions)	Year ended 31 December 2022	Year ended 31 December 2021	Year ended 31 December 2020
Short-term benefits	4.3	5.1	2.1
	4.3	5.1	2.1

In the current year, no Director has been a member of the Group’s defined contribution pension plan. The increase in 2021 relates to higher performance related compensation.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

9. Net financing costs

($ in millions)	Year ended 31 December 2022	Year ended 31 December 2021	Year ended 31 December 2020
Bank interest receivable and other interest	(5.6)	(2.8)	(2.8)
Pension and post-retirement finance income	-	-	(1.0)
Total financing income	(5.6)	(2.8)	(3.8)
Interest on Senior Notes and credit facilities	228.7	222.1	244.3
Amortisation of term loan gain[1]	12.1	10.5	-
Amortisation of debt issue costs	20.0	18.7	13.9
Amortisation of discount on Senior Notes due 2022	-	-	1.5
Pension and post-retirement finance expense	-	0.2	-
Interest on lease obligations	1.6	2.0	2.3
Other interest	4.4	8.0	4.5
Financing costs	266.8	261.5	266.5
Less: Amounts capitalised in the cost of qualifying assets	(76.0)	(66.6)	(63.6)
Financing costs excluding derivative adjustments	190.8	194.9	202.9
Fair value changes in financial assets and liabilities[1]	-	(76.4)	(0.2)
Net financing costs	185.2	115.7	198.9

1	Fair value changes in financial assets in liabilities relates to an IFRS 9 gain on repricing the term loan (refer note 20). The gain is amortised over the remain loan period.

Borrowing costs capitalised in the cost of qualifying assets during the year are calculated by applying a capitalisation rate to expenditures on such assets. The average interest capitalisation rate for the period was 7.1% (2021: 7.5% and 2020: 7.4%) .

10. Taxation

The tax charge / (income) for the year recognised in the income statement:

($ in millions)	Year ended 31 December 2022	Year ended 31 December 2021	Year ended 31 December 2020
Current tax
Current period	22.5	13.7	23.8
Adjustments in respect of prior periods	(9.8)	5.8	(28.1)
Total current tax	12.7	19.5	(4.3)
Deferred tax
Origination and reversal of temporary differences	(8.5)	(20.2)	(61.1)
Adjustments from changes in corporation tax rates	0.3	175.0	71.5
Adjustments in respect of prior periods	13.2	(9.3)	26.7
Total deferred tax	5.0	145.5	37.1
Total taxation charge	17.7	165.0	32.8

The table below explains the differences between the expected tax expense, being the Group’s profit multiplied by the UK tax rate, and the Group’s total tax expense. The UK rate is used on the basis that this is our principal operating jurisdiction.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

10. Taxation (continued)

The effective tax rate is 26.8% (2021:1,434.8% and 2020: 17.9%) and is also reconciled below:

($ in millions)	Year ended 31 December 2022	Year ended 31 December 2021	Year ended 31 December 2020
Profit / (Loss) before tax	66.1	(11.5)	(182.9)
Income tax at 19.0%	12.6	(2.2)	(34.7)
Differences in overseas tax rates	1.8	3.3	0.9
Adjustments in respect of prior periods	3.4	(3.5)	(1.4)
Adjustments due to changes in corporation tax rates	0.3	175.0	71.5
Impact of UK patent box regime	(2.2)	(5.7)	(6.3)
Tax losses for which no DTA is recognised	-	-	1.1
Impact of current temporary difference not recognised	-	0.3	-
Impact of prior year losses not previously recognised	-	-	(0.8)
Other non-deductible expenses / non-taxable income	1.8	(2.2)	2.5
Total taxation charge	17.7	165.0	32.8

Tax credited directly to other comprehensive income:

($ in millions)	Year ended 31 December 2022	Year ended 31 December 2021	Year ended 31 December 2020
Deferred tax on re-measurement of derivatives	(21.3)	-	-
Deferred tax on re-measurement of pension assets and liabilities	(1.1)	0.3	5.5
Total tax (charged) / credited directly to other comprehensive income	(22.4)	0.3	5.5

On 3 March 2021 the UK Government announced their intention to increase the headline rate of tax from 19% to 25% from April 2023 which was enacted during 2021. The UK deferred tax has been uplifted on the basis that 25% is the enacted rate at 31 December 2022.

The Group is aware of the upcoming introduction in the UK of the OECD’s Anti-Global Base Erosion Rules, which addresses the tax challenges of the digitalisation of the economy by imposing a minimum effective tax rate of 15% on multinational enterprises. Based on the published legislative framework, the Group has assessed the potential tax impact of these new rules and concluded that it will not have a material impact on the financial statements when the rules become effective (expected in 2024). We continue to monitor developments.

11. Net foreign exchange gain

($ in millions)	Note	Year ended 31 December 2022	Year ended 31 December 2021	Year ended 31 December 2020

Pension and post-employment benefits	28	1.7	0.3	0.7

Other operating gain / (costs)		7.2	1.5	(0.7)
Total foreign exchange gain		8.9	1.8	-

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

12. Dividends

Following strong performance and cashflow generation, during April 2022 the Board declared and paid $298.8m of dividends to company shareholders (2021: $717.4m). Pursuant to Companies (Guernsey) Law, 2008 prior to the dividend being issued, the Company performed a solvency test by ensuring its debts can be paid as they become due (cash flow test) and the value of assets were greater that the liabilities (balance sheet test). During 2020 the Board did not declare an interim dividend. During 2020 no dividend was paid to Company shareholders.

13. Property, plant and equipment

($ in millions)	Freehold land and buildings	Service equipment, fixtures and fittings	Space segment	Assets in the course of construction	Total
Cost
1 January 2021	12.7	390.0	2,201.9	1,025.9	3,630.5
Additions	-	28.6	28.5	308.3	365.4
Disposals	-	(41.0)	(0.4)	(0.2)	(41.6)
Transfers	-	3.1	-	14.5	17.6
Transfers from assets in the course of construction	-	35.8	10.8	(46.6)	-
31 December 2021	12.7	416.5	2,240.8	1,301.9	3,971.9
Additions	-	13.8	0.5	302.8	317.1
Disposals	-	(64.7)	(0.6)	-	(65.3)
Transfers	-	-	(0.3)	-	(0.3)
Transfers from assets in the course of construction	-	41.2	10.0	(51.2)	-
31 December 2022	12.7	406.8	2,250.4	1,553.5	4,223.4
Accumulated depreciation
1 January 2021	(0.3)	(71.7)	(260.3)	-	(332.3)
Charge for the period	(0.3)	(90.2)	(277.3)	-	(367.8)
Disposals	-	30.0	0.4	-	30.4
Transfers	-	(2.0)	-	-	(2.0)
31 December 2021	(0.6)	(133.9)	(537.2)	-	(671.7)
Charge for the period	(0.3)	(83.7)	(263.6)	-	(347.6)
Disposals	-	54.0	0.6	-	54.6
31 December 2022	(0.9)	(163.6)	(800.2)	-	(964.7)
Net book amount at 31 December 2021	12.1	282.6	1,703.6	1,301.9	3,300.2
Net book amount at 31 December 2022	11.8	243.2	1,450.2	1,553.5	3,258.7

Depreciation of property, plant and equipment is charged using the straight-line method over the estimated useful lives, as follows:

● Space segment assets:
● Satellites	13–15 years
● Other space segment, including ground infrastructure	5–12 years
● Fixtures and fittings, and services-related equipment	3–15 years
● Buildings	50 years

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

13. Property, plant and equipment (continued)

Freehold land is not depreciated. At 31 December 2022, the Group was carrying certain freehold land and buildings with a net book value of $11.8m (2021: $12.1m). Had they been revalued on a market basis, their carrying amount at 31 December 2022 would have been $12.7m (2021: $12.7m). Market valuation is based on the Directors’ best estimates.

In 2022, the Group received government grants in relation to the purchase and construction of certain assets. The grants have been deducted from the cost of the relevant asset to arrive at the carrying amount. Government grants received in 2022 were $2.6m (2021: $3.7m).

Within the services equipment, fixtures and fittings class of property, plant and equipment the Group has $139.5m (2021: $153.8m) of net book value related to leased equipment, this includes additions for the year of $47.1m (2021: $47.7m) and depreciation charge of $51.9m (2021: $51.1m).

14. Intangible assets

($ in millions)	Goodwill	Trademarks	Software	Terminal development and network access costs	Customer relationships	Other	Total
Cost
1 January 2021	868.4	160.5	334.4	59.6	1,654.2	293.1	3,370.2
Additions	-	-	33.9	15.3	1.5	12.6	63.3
Disposals	-	-	(24.0)	(1.4)	-	-	(25.4)
Impairments	-	-	(0.1)	-	-	-	(0.1)
Transfers	-	-	(10.3)	-	-	(7.3)	(17.6)
31 December 2021	868.4	160.5	333.9	73.5	1,655.7	298.4	3,390.4
Additions	-	-	58.3	8.0	-	28.4	94.7
Disposals	-	-	(26.2)	(4.5)	-	-	(30.7)
Impairments	-	-	(0.5)	-	-	-	(0.5)
Transfers	-	-	-	0.3	-	-	0.3
31 December 2022	868.4	160.5	365.5	77.3	1,655.7	326.8	3,454.2
Accumulated Amortisation
1 January 2021	-	(6.9)	(51.5)	(21.4)	(148.9)	(25.8)	(254.5)
Charge for the period	-	(6.4)	(69.0)	(20.8)	(138.1)	(19.3)	(253.6)
Disposals	-	-	22.1	1.4	-	-	23.5
Impairments	-	-	(0.5)	-	-	-	(0.5)
Transfers	-	-	-	-	-	2.0	2.0
31 December 2021	-	(13.3)	(98.9)	(40.8)	(287.0)	(43.1)	(483.1)
Charge for the period	-	(6.4)	(65.4)	(14.7)	(137.9)	(19.5)	(243.9)
Disposals	-	-	26.0	4.3	-	-	30.3
31 December 2022	-	(19.7)	(138.3)	(51.2)	(424.9)	(62.6)	(696.7)
Net book amount at 31 December 2021	868.4	147.2	235.0	32.7	1,368.7	255.3	2,907.3
Net book amount at 31 December 2022	868.4	140.8	227.2	26.1	1,230.8	264.2	2,757.5

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

14. Intangible assets (continued)

Goodwill represents the excess of consideration paid on an acquisition over the fair value of the identifiable assets, liabilities and contingent liabilities acquired at the date of acquisition. Trademarks are being amortised on a straight-line basis over their estimated useful lives, which are between seven and twenty years.

Software includes the Group’s billing system and other internally developed operational systems and purchased software, which are being amortised on a straight-line basis over its estimated useful life of three to eight years.

The Group capitalises costs associated with the development and enhancement of user terminals and associated network access costs as intangible assets and amortises these over the estimated sales life of the related services, which range from three to ten years.

Customer relationships acquired in connection with acquisitions are being amortised over the expected period of benefit of between twelve and fourteen years, using the straight-line method.

Other consists of orbital slots, licences, spectrum rights and unallocated launch slots. Orbital slots and licences relate to the Group’s satellite programmes, and each individual asset is reviewed to determine whether it has a finite or indefinite useful life. Orbital slots are amortised over the useful life of the satellite occupying them. Unallocated launch slots are not amortised until allocated to a satellite asset where they are re-classed to Property, Plant and Equipment and depreciated in-line with Group policy discussed in note 2.

As at 31 December 2022, the Group has no indefinite useful life intangible assets, other than Goodwill.

Government grants received in 2022 were $7.4m (2021: $4.7m and 2020: $3.3m). The grants have been deducted from the cost of the relevant asset to arrive at the carrying amount.

Annual impairment review: Goodwill

Impairment reviews of goodwill are performed at the level of the Group’s cash-generating units (‘CGUs’). The Group as a whole has been determined to be the most appropriate CGU as goodwill is monitored at the operating segment level.

The recoverable amount of the CGU has been determined based on fair value less cost to sell, with reference to the recent Viasat acquisition offer of approximately $7.3bn which includes cash and equity (share price valued as at 5 November 2021). Further information on the Viasat acquisition can be found in note 35.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

15. Leases

Right of use assets

The right-of-use assets for the Group’s property and vehicle leases are presented in the table below

($ in millions)
Net carrying amount	Property	Vehicles	Total
As at 1 January 2021	40.9	0.5	41.4
Additions	2.2	0.3	2.5
Changes in terms	0.3	0.2	0.5
Charge for the year	(10.8)	(0.3)	(11.1)
As at 31 December 2021	32.6	0.7	33.3
Additions	2.3	0.1	2.4
Charge for the year	(9.1)	(0.2)	(9.3)
As at 31 December 2022	25.8	0.6	26.4

Six property leases and four vehicle leases expired in the current year. The Group does not hold options to purchase any leased assets for a nominal amount at the end of the lease term.

The Group expenses short-term leases and low-value assets as incurred which is in accordance with the recognition exemption in IFRS 16. Expenses for short-term leases and low-value assets was $0.1m (2021: $0.1m and 2020: less than $0.1m) for the year. As at 31 December 2022, the Group is committed to $0.1m (2021: $0.1m and 2020: $0.1m) of short-term leases and low-value assets.

In the year, the Group received $nil (2021: $0.1m and 2020: $0.3m) in relation to income from the subleasing of right-of-use assets.

Lease liabilities

Lease liabilities are calculated at the present value of the lease payments that are not paid at the commencement date. The Group’s lease liabilities as of 31 December 2022 comprise existing contracts as well as contracts entered into during the financial year 2022.

The average lease term of the Group’s property and vehicle leases is 3.7 and 2.0 years respectively (2021: 3.3 and 2.6 respectively; and 2020: 3.5 and 2.6 respectively). The undiscounted maturity profile of the Group’s leases is shown in the table below.

As at 31 December 2022
($ in millions)	Property	Vehicles	Total
Within one year	10.8	0.2	11.0
Between two to five years	22.4	0.3	22.7
Greater than five years	2.6	-	2.6
	35.8	0.5	36.3
As at 31 December 2021
($ in millions)	Property	Vehicles	Total
Within one year	12.2	0.2	12.4
Between two to five years	31.3	0.4	31.7
Greater than five years	6.0	-	6.0
	49.5	0.6	50.1

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

15. Leases (continued)

For the year ended 31 December 2022, the weighted average discount rate applied was 4.4% (2021: 4.0% and 2020: 3.9%). Interest rates are fixed at the contract date. All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments.

The total cash flow relating to all lease obligations in year was $10.5m (2021: $11.4m and 2020: $10.6m) with lease obligations denominated in various currencies. Total lease interest paid was $1.6m (2021: $2.0m and 2020: $2.3m).

The Group does not face a significant liquidity risk with regard to its lease liabilities. The Group’s obligations are secured by the lessors’ title to the leased assets for such leases.

16. Investments

($ in millions)	As at 31 December 2022	As at 31 December 2021
Interest in associates	27.3	23.8
Other investments	1.1	1.1
Total investments	28.4	24.9

Interest in associates represents the Group’s investments which have been treated as associates and have all been accounted for using the equity method of accounting. Individually, all of the investments in associates are deemed to be immaterial and as a result the associates’ assets, liabilities, revenues and profits have not been presented.

Other investments represent the Group’s investment in Actility S.A. and is accounted for as fair value through profit and loss.

Cash dividends received from the associates for the year ended 31 December 2022 total $3.7m (2021: $3.4m and 2020: $2.2m). The Group’s aggregate share of its associates’ profits from continuing operations for the year is $7.2m (2021: $5.1m and 2020: $4.2m) and has been recognised in the income statement.

17. Cash and cash equivalents

Cash and cash equivalents include cash in hand, deposits held on call with banks, other short-term highly liquid investments with original maturities of three months or less.

($ in millions)	As at 31 December 2022	As at 31 December 2021
Cash at bank and in hand	192.5	94.3
Short-term deposits with original maturity less than 3 months	41.7	270.0
Cash and cash equivalents	234.2	364.3

Short-term deposits

At 31 December 2022, the Group has $109.1m of cash held in short-term deposits with an original maturity of between four and twelve months (2021: $30.0m).

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

18. Trade and other receivables

($ in millions)	As at 31 December 2022	As at 31 December 2021
Current
Trade receivables and contract assets	227.9	204.9
Other receivables	21.1	19.2
Accrued income	9.9	12.3
Prepayments	46.0	26.3
Total trade and other receivables	304.9	262.7
Non-current
Other receivables	3.4	3.2
Total other receivables	3.4	3.2

Expected credit loss

The Group applies the simplified approach under IFRS 9 for the impairment of receivables and contract assets. A provisioning matrix based on internal debtor credit ratings has been used in order to calculate the lifetime loss allowances for each grouping.

Debtors have been grouped based on ageing and each debtor’s internal credit rating. This rating is a measure from A to E (with E being the highest risk of default) and considers the debtors financial strength, history and magnitude of past defaults, personal credit history with the Group and the associated level of sovereign and market risk. The information used in assigning ratings is both historical and forward looking as regular contact with debtors is maintained to understand if there is any additional risk forecast. Specific allowances are made to reflect any additional risk identified.

The table below presents the lifetime expected credit losses for trade receivables within each debtor category. No loss allowance has been recognised for other receivables and accrued income.

As at 31 December 2022
($ in millions)	Internal rating A	Internal rating B	Internal rating C	Internal rating D/E	Total
Carrying value of trade receivables (gross)[1]	20.8	193.5	66.8	12.2	293.3
Lifetime ECL	-	2.1	6.6	0.1	8.8
Specific allowances	-	0.4	5.6	4.5	10.5
Group loss allowance	-	2.5	12.2	4.6	19.3
As at 31 December 2021
($ in millions)	Internal rating A	Internal rating B	Internal rating C	Internal rating D/E	Total
Carrying value of trade receivables (gross)[1]	18.1	161.6	61.9	41.1	282.7
Lifetime ECL	0.3	3.1	6.0	0.4	9.8
Specific allowances	-	-	8.1	19.8	27.9
Group loss allowance	0.3	3.1	14.1	20.2	37.7

1	This is presented gross of credit note allowances of $46.1m (2021: $40.5m).

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

18. Trade and other receivables (continued)

The Group’s trade and other receivables are stated after impairments. Movements during the year in the Group loss allowance were as follows:

($ in millions)	As at 31 December 2022	As at 31 December 2021
As at 1 January	37.7	36.5
Charged in the year	7.6	13.4
Utilised in the year	(0.8)	(2.3)
Released in the year	(9.9)	(9.9)
Ligado charge / (release) in the year	(15.3)	-
As at 31 December[1]	19.3	37.7

1 The maturity of the Group’s provision for uncollectable trade receivables for the period ended 31 December 2022 is $0.9m current, $0.9m between one and 30 days overdue, $3.1m between 31 and 120 days overdue and $14.4m over 120 days overdue (2021: $0.8m current, $0.0m between one and 30 days overdue, $6.5m between 31 and 120 days overdue and $30.4m over 120 days overdue).

During the period ended December 31, 2020, $7.7m was charged to the consolidated statement of income as loss allowance.

19. Inventories

($ in millions)	As at 31 December 2022	As at 31 December 2021
Finished goods	55.7	35.7
Work in progress	1.5	0.9
Total inventories	57.2	36.6

The Group’s inventories are stated after allowances for obsolescence. Movements in the allowance during the year were as follows:

($ in millions)	As at 31 December 2022	As at 31 December 2021
As at 1 January	20.2	16.2
Charged to the allowance in respect of the current year	8.7	4.4
Released in the year	(1.9)	(0.4)
As at 31 December	27.0	20.2

During the period ended December 31, 2020, $1.2m was credited to the consolidated statement of income as a net release of allowances for obsolescence.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

20. Net borrowings

	As at 31 December 2022				As at 31 December 2021
($ in millions)	Amount	Unamortised term loan gain	Deferred finance costs	Net balance	Amount	Unamortised term loan gain	Deferred finance costs	Net balance
Current:
Term loan	17.5	-	-	17.5	17.5	-	-	17.5
Total current borrowings	17.5	-	-	17.5	17.5	-	-	17.5
Non-current:
Senior Notes due 2026	2,075.0	-	(9.1)	2,065.9	2,075.0	-	(11.6)	2,063.4
Term loan	1,684.4	(53.8)	(65.7)	1,564.9	1,701.9	(65.9)	(80.3)	1,555.7
Total non-current borrowings	3,759.4	(53.8)	(74.8)	3,630.8	3,776.9	(65.9)	(91.9)	3,619.1
Total borrowings	3,776.9	(53.8)	(74.8)	3,648.3	3,794.4	(65.9)	(91.9)	3,636.6
Cash and cash equivalents	(234.2)	-	-	(234.2)	(364.3)	-	-	(364.3)
Short-term deposits	(109.1)	-	-	(109.1)	(30.0)	-	-	(30.0)
Net borrowings	3,433.6	(53.8)	(74.8)	3,305.0	3,400.1	(65.9)	(91.9)	3,242.3

Senior revolving credit facility

On 12 December 2019, the Group signed a new five-year $700m revolving credit facility (‘Senior Revolving Credit Facility’). Advances in U.S. dollar under the facility bear interest at a rate equal to the applicable USD LIBOR, plus a margin of between 3.0% and 3.5% determined by reference to the ratio of Senior Secured First Lien Net Leverage. At 31 December 2022, there were no drawings under the Senior Revolving Credit Facility. In line with the IBOR interest rate benchmark reform, the Senior Revolving Credit Facility will shift its reference rate to Term SOFR from 30 June 2023 (refer note 2).

Senior Notes due 2026

On 7 October 2019, the Group issued $2.075bn of 6.75% Secured Senior Notes due 1 October 2026. The aggregate gross proceeds were $2.055bn, net of $19.7m issuance discount. The fair value of Secured Senior Notes is provided in note 31. Accrued interest of $35.0m (2021: $35.0m) are recognized as Other accruals within Trade and Other Payables, see note 21.

Term loan

On 12 December 2019, the Group entered into a $1.75bn Term Facility with Barclays Bank PLC acting as administrative and collateral agent. As at 31 December 2022 the Group had drawn down $1.70bn which is repayable in quarterly instalments over 7 years (the credit agreement will mature in 2026). On 25 January 2021, the term loan was repriced from USD Libor +4.5% to USD Libor +3.5%. This reduction of 1% on the margin resulted in the Group recognising a gain through the income statement of $76.4m. The carrying value of the term loan was reduced by a similar value and is offset by amortisation, charged over the life of the loan. In line with the IBOR interest rate benchmark reform, the Term Loan Facility will shift its reference rate to Term SOFR from 30 June 2023 (refer note 2). The fair value of the term loan is provided in note 31. Accrued interest of $0.5m ($0.2m) are recognized as Other accruals within Trade and Other Payables, see note 21.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

20. Net borrowings (continued)

Effective interest rate

The effective interest rates at the balance sheet dates were as follows:

Effective interest rate %
($ in millions)	As at 31 December 2022	As at 31 December 2021
Senior Notes due 2026	7.0%	7.0%
Term loan	5.8%	4.9%

Reconciliation of movements in liabilities to cash flows arising from financing activities:

($ in millions)	As at 31 December 2021	Cash flows[1]	Transfers[2]	Deferred finance costs & term loan gain	Interest expenses	Foreign exchange	Lease adjustments	Other adjustments	As at 31 December 2022
Short-term borrowings	17.5	(17.5)	17.5	-	-	-	-	-	17.5
Long-term borrowings	3,619.1	(228.7)	(17.5)	29.2	228.7	-	-	-	3,630.8
Lease liabilities	45.5	(12.0)	-	-	-	(3.0)	2.4	0.9	33.8
Total	3,682.1	(258.2)	-	29.2	228.7	(3.0)	2.4	0.9	3,682.1

($ in millions)	As at 31 December 2020	Cash flows[1]	Transfers[2]	Deferred finance costs & term loan gain	Interest expenses	Foreign exchange	Lease adjustments	Other adjustments	As at 31 December 2021
Short-term borrowings	17.5	(17.5)	17.5	-	-	-	-	-	17.5
Long-term borrowings	3,688.9	(222.1)	(17.5)	(52.3)	222.1	-	-	-	3,619.1
Lease liabilities	54.6	(13.4)	-	-	-	(0.6)	3.0	1.9	45.5
Total	3,761.0	(253.0)	-	(52.3)	222.1	(0.6)	3.0	1.9	3,682.1

1	Cashflows relate to repayment of borrowings, interest paid, and cash payments for the principal portion of lease obligations.
2	Transfers comprise debt maturing from long-term to short-term borrowings

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

21. Trade and other payables

($ in millions)	Note	As at 31 December 2022	As at 31 December 2021
Current
Trade payables		155.1	107.4
Other taxation and social security payables		4.6	5.6
Other creditors		7.6	2.8
Other accruals		149.8	137.8
Deferred income[1]		1,037.3	1,018.0
Total trade and other payables		1,354.4	1,271.6
Non-current
Other payables		2.0	1.8
Defined benefit pension and post-employment liability	28	10.8	16.3
Total other payables		12.8	18.1

1	The deferred income balance includes $906.1m (2021: $906.5m) relating to payments received from Ligado Networks (refer note 4).

The Directors consider the carrying value of trade and other payables to approximate to their fair value.

Deferred income

Deferred income represents obligations to transfer goods or services to a customer for which the entity has received consideration and is therefore considered a contract liability. The Group has recognised the following movements in deferred income throughout the year:

($ in millions)	As at 31 December 2022	As at 31 December 2021
As at 1 January	1,018.0	1,001.1
Contract liability raised in the year	421.9	524.9
Contract liability utilised in the year	(402.6)	(508.0)
As at 31 December	1,037.3	1,018.0

22. Provisions

Movements in the Group’s provisions were as follows:

($ in millions)	Restructuring	Contract Obligation	Asset retirement	Deferred salary	Other	Total

As at 1 January 2022	2.0	6.7	1.0	0.9	1.1	11.7

Charged in respect of year	2.3	-	0.1	-	-	2.4

Utilised in year	(1.9)	(3.3)	-	(0.1)	-	(5.3)

Reversal in the year	-	(1.2)	-	-	(0.3)	(1.5)

As at 31 December 2022	2.4	2.2	1.1	0.8	0.8	7.3

Non-current	-	1.2	1.1	0.8	0.6	3.7

Current	2.4	1.0	-	-	0.2	3.6

	2.4	2.2	1.1	0.8	0.8	7.3

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

22. Provisions (continued)

A. Restructuring

The restructuring provision relates to organisational restructuring and employee severance. The provision is calculated based on the estimated costs from the terms of relevant employee contracts. The remaining provision is expected to be utilised within 1 year.

B. Contract Obligation

Contract obligation provisions relate to various contracts within the Aviation business unit, which are expected to result in an outflow of economic benefit as a result of the contract terms. The provisions are calculated using various best estimate methods including weighted probability of a range of potential outcome. The costs do not include future operating costs.

C. Asset retirement

Asset retirement obligations relate to the expected costs of removing equipment from occupied premises. This is based on contractual obligations set out in the occupation agreements and is calculated using the best estimate of the cost to remove equipment at the end of the term. The costs are expected to be utilised within 2 - 5 years.

D. Deferred Salary

Deferred salary payments are regulatory provisions arising from staff located in Italy and the United Arab Emirates, where the amounts are paid upon the termination of the employment relationship. The provision is calculated based on the estimated costs from the terms of relevant employee contracts.

23. Current and deferred taxation

The current tax asset of $3.1m and the current tax liability of $158.3m (2021: $0.4m and $169.8m) represent the tax receivable and payable in respect of current and prior periods, less amounts paid.

Recognised deferred tax assets and liabilities

Deferred tax assets and liabilities (prior to the offsetting of balances within the same jurisdiction as permitted by IAS 12) for the year are shown below:

	As at 31 December 2022			As at 31 December 2021
($ in millions)	Assets	Liabilities	Net	Assets	Liabilities	Net
Property, plant and equipment and intangible assets	(0.6)	911.3	910.7	(2.2)	885.5	883.3
Provisions	(10.8)	-	(10.8)	(7.9)	-	(7.9)
Other[1]	(82.9)	-	(82.9)	(64.6)	-	(64.6)
Tax losses	(64.1)	-	(64.1)	(64.1)	-	(64.1)
Hedge reserve on interest rate caps	-	21.3	21.3	-	-	-
Net deferred tax liabilities	(158.4)	932.6	774.2	(138.8)	885.5	746.7

1	Other relates to pensions and corporate interest restrictions.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes relate to the same fiscal authority.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

23. Current and deferred taxation (continued)

The value of deferred income tax assets and liabilities included in the net deferred income tax balance is shown below:

($ in millions)	As at 31 December 2022	As at 31 December 2021
Deferred tax assets	(34.6)	(33.7)
Deferred tax liabilities	808.8	780.4
Net deferred tax liabilities	774.2	746.7

Movement in temporary differences during the period:

($ in millions)	As at 1 January 2022	Recognised in income	Recognised in other comprehensive income	As at 31 December 2022
Property, plant and equipment and intangible assets	883.3	27.4	-	910.7
Provisions	(7.9)	(2.9)	-	(10.8)
Other[1]	(64.6)	(19.4)	1.1	(82.9)
Tax losses	(64.1)	-	-	(64.1)
Hedge reserve on interest rate caps	-	-	21.3	21.3
Total	746.7	5.1	22.4	774.2

($ in millions)	As at 1 January 2021	Recognised in income	Recognised in other comprehensive income	As at 31 December 2021
Property, plant and equipment and intangible assets	699.1	184.2	-	883.3
Provisions	(8.1)	0.2	-	(7.9)
Other[1]	(46.5)	(17.8)	(0.3)	(64.6)
Tax losses	(43.0)	(21.1)	-	(64.1)
Total	601.5	145.5	(0.3)	746.7

1	Other relates to pensions and corporate interest restrictions.

Total unrecognised deferred tax assets:

($ in millions)	As at 31 December 2022	As at 31 December 2021
Unused income tax losses	-	-
Unused capital losses	(60.5)	(63.8)
Total	(60.5)	(63.8)

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

23. Current and deferred taxation (continued)

Deferred tax assets are recognised to the extent there is probable utilisation of the underlying temporary difference using existing tax laws and forecasts of future taxable profits based on Board-approved business plan forecasts.

Overseas dividends received are largely exempt from UK tax but may be subject to foreign withholding taxes. The unrecognised gross temporary difference in respect of the unremitted earnings of those overseas subsidiaries affected by such taxes is $nil (2021: $nil), resulting in a deferred tax liability of $nil (2021: $nil).

The unrecognised gross temporary difference in respect of the investments in associates is $2.7m (2021: $2.3m), resulting in an unrecognised deferred tax liability of $0.8m (2021: $0.7m).

24. Reconciliation of cash generated from operations

Reconciliation of profit for the period to cash generated from operations:

($ in millions)	Year ended 31 December 2022	Year ended 31 December 2021	Year ended 31 December 2020
Profit / (Loss) for the period	48.4	(176.5)	(215.7)
Adjustments for
Taxation charge	17.7	165.0	32.8
Financing costs	190.8	194.9	202.9
Financing income	(5.6)	(2.8)	(3.8)

Fair value changes in financial assets and liabilities	-	(76.4)	(0.2)
Operating profit	251.3	104.2	16.0
Depreciation and amortisation	600.8	632.5	673.0
Loss on disposal of assets	4.1	7.6	3.2
Impairment of assets	0.5	(0.3)	10.5
Share of profit of associates	(7.2)	(5.1)	(4.2)
Dividends received from associates	3.7	-	-
Non-cash employee benefits costs	-	-	0.2
Non-cash foreign exchange movements	(7.4)	2.1	0.9
Changes in net working capital
Decrease / (increase) in restricted cash[1]	-	6.9	(6.1)
(Increase) / decrease in trade and other receivables	(41.6)	16.9	92.1
(Increase) / decrease in inventories	(20.6)	0.3	2.3

Increase in trade and other payables	64.4	45.4	589.4
(Decrease) / increase in provisions	(4.4)	(9.5)	10.8
Cash generated from operations	843.6	801.0	1,388.1

1	Restricted cash related to cash held in escrow from the Speedcast asset acquisition. This asset acquisition was finalised during 2021 and the cash held in escrow was released.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

25. Share capital

($ in millions, except share amounts)	As at 31 December 2022	As at 31 December 2021
Authorised
2,350,000,000 ordinary shares of $1 each (2020: 2,350,000,000 of $1 each)	2,350.0	2,350.0
	2,350.0	2,350.0

Authorised, issued and fully paid
2,350,000,000 ordinary shares of $1 each (2020: 2,350,000,000 of $1 each)	2,350.0	2,350.0
	2,350.0	2,350.0

During 2022, no new shares were authorised, allotted, or issued (2021: nil).

Non-controlling interests

Management incentive plan:

During the year ended 31 December 2020, 14,525,721 ordinary shares were issued in Connect Sub-Topco Limited in relation to the Group management incentive plan (refer note 27), which represent a non-controlling interest in the Group. The shares issued include 8,769,320 priority ordinary shares, which carry a 9% coupon that will be settled upon an exit event.

During the year ended 31 December 2021, 2,627,263 priority ordinary shares ($0.1 par and $0.9 premium) were bought-back from NCI as part of the February 2021 (2,200,205) and July 2021 (427,058) distributions to shareholders. A further net $0.3m was acquired from NCI during 2021 (2021 total NCI repurchase was $2.9m). During the year ended 31 December 2022, 550,515 priority ordinary shares ($0.1 par and $0.9 premium) were bought-back from NCI as part of the April 2022 distribution to shareholders. A further net $0.1m has been acquired from NCI during 2022 (2022 total NCI repurchase is $0.7m).

Inmarsat Solutions ehf:

The remaining non-controlling interest relates to the Group’s 51% shareholding in Inmarsat Solutions ehf.

26. Reserves

Reserves relate to fair value movements in the Group’s interest rate cap which provides interest protection on the variable Term Loan borrowing (refer note 20). IFRS 9 requires the separate valuation for foreign currency basis, where the changes in the fair value of currency basis are recognised as a separate component of equity, being the cost of hedging reserve, in other comprehensive income.

Gains and losses relating to the effective portion of hedges are recognised in other comprehensive income and accumulated in the cost of hedging reserve. When a hedged item is recognised in the income statement the cumulative deferred gain or loss accumulated in other comprehensive income and the cost of hedging reserve is reclassified to the income statement. When a hedged item is recognised as a non-financial asset or liability in the balance sheet the accumulated gain or loss is removed from the cost of hedging reserve and included directly in the initial cost of the asset or liability.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

26. Reserves (continued)

The cost of hedging reserve includes the effects of the following:

●	Changes in fair value of the time value of option when only the intrinsic value of the option is designated as the hedging instrument;

●	Changes in fair value of the forward element of a forward contract; and,

●

Changes in fair value of the foreign currency basis spread of a financial instrument when the foreign currency basis spread of a financial instrument is excluded from the designation of that financial instrument as the hedging instrument (consistent with the Group’s accounting policy to recognise non-designated component of foreign currency derivative in equity).

Cashflow and cost of hedging reserve:

	Cash flow hedge reserve
($ in millions)	Cost of hedging reserve	Intrinsic value of options	Foreign currency forwards	Total hedge reserves
Balance at 1 January 2021	(6.6)	-	0.4	(6.2)
Add: change in fair value of hedging instrument recognised in OCI	-	0.1	-	0.1
Add: costs of hedging deferred and recognised in OCI in respect of the time value of options	8.5	-	-	8.5
Less: reclassified from OCI to profit or loss in respect of the time value of options	2.0	-	-	2.0
Less: gain on foreign currency basis on cash flow hedges capitalised to tangible assets	-	-	0.3	0.3
Less: reclassified from OCI to profit or loss from the cash flow hedge reserve	-	-	(0.7)	(0.7)
Balance at 31 December 2021	3.9	0.1	-	4.0
Add: change in fair value of hedging instrument recognised in OCI	-	91.8	-	91.8
Add: costs of hedging deferred and recognised in OCI in respect of the time value of options	(6.3)	-	-	(6.3)
Less: reclassified from OCI to profit or loss in respect of the time value of options	2.0	-	-	2.0
Less: reclassified from OCI to profit or loss from the cash flow hedge reserve	-	(8.4)	-	(8.4)
Less: deferred tax on change in fair value of hedging instrument recognised in OCI	-	(21.3)	-	(21.3)
Balance at 31 December 2022	(0.4)	62.2	-	61.8

Hedge ineffectiveness for 2022 was $0.1m (2021: less than $0.1m) (refer note 31). The positive increase in the net derivative reserve position for 2022 is driven by increases in the USD LIBOR rate over 2022 (4% at 31 December 2022) compared to the fixed interest rate cap rate of 2%, deriving a material benefit to the Group.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

27. Employee share options and awards

Cash Long-Term Incentive Plan (LTIP)

The cash LTIP is a senior management (excluding Executive management) remuneration scheme which runs over three years, starting in 2020. A new LTIP is granted each year with a performance period from 1 January to 31 December. The performance conditions attached to the scheme are based on revenue growth over the three-year period and the aggregate free cash flow over a three-year period with both having a 50% weighting. The maximum pay out under the scheme is 150% of salary.

The total cash LTIP charge for the year is $4.3m (2021: $2.6m and 2020: 1.9m), comprising of the 2020, 2021 and 2022 LTIP, bringing the accumulated cash LTIP provision to $8.8m (2021: $4.5m).

Based on Group performance against the objectives, the 2020 LTIP will vest at 82.7% of pay-out ($3.4m) and will be paid to participants during Q1 2023.

($ in millions)	Weighting	Threshold	Target	Maximum
2022 LTIP:
Revenue	50%	1,648.0	1,782.0	1,916.0
Free cash flow	50%	1,100.0	1,200.0	1,300.0
	100%

2021 LTIP:
Revenue	50%	1,475.0	1,595.0	1,714.0
Free cash flow	50%	960.0	1,060.0	1,160.0
	100%

Employee Participation Units (EPU)

The employee participation unit scheme provides 100 participation units to all permanent employees each year, beginning in 2020. This continues until an exit-event, such as the Viasat acquisition. The value of these units is based on a fixed amount of share capital issued in Connect Sub-Topco Limited, held in ownership by Connect Topco Limited, the ultimate parent of the Group. The total EPU credit for the year was $0.4m (2021: charge of $2.5m and 2020: $nil) resulting in a year-end provision of $2.1m (2021: $2.5m).

Management Incentive Plan (MIP)

The management incentive plan (MIP) is a long term incentive plan for senior and executive management of the Group, where participants are required to make a material cash investment by buying shares in Connect Sub-Topco Ltd, a direct subsidiary of the Company, at fair market value. The equity issued under the MIP represents non-controlling interest (NCI) in the Group (refer note 25). Participants receive pay-out on an exit event, payable by the acquiring entity and not the Group.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

28. Pensions and post-employment benefits

The Group operates pension schemes in each of its principal locations. The Group’s pension plans are provided through both defined benefit schemes and defined contribution arrangements.

The Group operates defined benefit pension schemes in Germany and Indonesia which remain active. The Group’s previous principal defined benefit pension plan was the Inmarsat Global defined benefits scheme, which was a UK funded scheme. This scheme underwent a ‘buy-in’ during 2020 and has since undergone a buy-out during 2022 which is explained below.

During October 2020, the Trustee of the Inmarsat Global defined benefits scheme entered into a bulk annuity insurance contract with Aviva Life & Pensions UK Limited (Aviva), a UK insurance company authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority in respect of the liabilities of the scheme. This is known as a ‘buy-in’. Under this policy Aviva undertakes, via the Plan, to pay the Plan’s benefit obligations as they fall due. The Trustee retain the legal obligation for the benefits provided under the scheme. During 2022 the scheme underwent a buy-out, whereby the legal obligation for the benefits provided under the scheme moved to Aviva. As at 31 December 2022 the value of the defined benefit obligation and corresponding buy-in insurance asset are nil. No further obligations for the Group or Trustee exist under the Inmarsat Global defined benefits scheme.

The Group held the liability obligations under the Inmarsat Global defined benefit plan during 2022 up until buy-out. The disclosures below show the change in these liability obligations and final settlement of the obligations at buy-out. This has been valued using the projected unit credit method with the valuation undertaken by professionally qualified and independent actuaries as at 31 December 2022. The results of the valuation, which have been updated for any material transactions and material changes in circumstances (including changes in market prices and interest rates) up to buy-out, are set out below. There are no guaranteed minimum pension (GMP) benefits held under the scheme.

The Group also provides post-employment benefits for some of its employees. The Group’s principal scheme is the Inmarsat Global post-retirement healthcare benefit scheme, which is the provision of healthcare to retired employees (and their dependants) who were employed before 1 January 1998. Employees who have 10 years of service at the age of 58 and retire are eligible to participate in the post-retirement healthcare benefit plans. Membership of this plan is multinational, although most staff are currently employed in the UK. The plans are self-funded and there are no plan assets from which the costs are paid. The cost of providing these benefits is actuarially determined and accrued over the service period of the active employee groups. The Group’s post-retirement medical liability is capped at CPI +1%.

There have been no pension plan amendments, curtailments or settlements since the previous year end, other than the buy- out disclosure above. Schemes denominated in local currencies are subject to fluctuations in the exchange rate between U.S. Dollars and local currencies.

The principal actuarial assumptions used to calculate the Group’s pension and post-employment benefits liabilities under IAS 19 are:

	As at 31 December 2022	As at 31 December 2021
Weighted average actuarial assumptions
Discount rate	5.2%	1.8%
Future salary increases	7.0%	5.2%
Medical price inflation	3.3%	3.3%
Future pension increases[1]	-	3.3%

1	Nil in 2022 due to buy-out of the Inmarsat Global defined benefit pension scheme.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

28. Pensions and post-employment benefits (continued)

Mortality assumptions have been updated to reflect experience and expected changes in life expectancy. The average life expectancy assumptions for the Company’s pension and post-employment benefits liabilities are as follows:

Life expectancy	As at 31 December 2022	As at 31 December 2021
Mortality assumptions - male	88.5	88.4
Mortality assumptions - female	89.7	89.6

Mortality assumptions used are consistent with those recommended by the individual scheme actuaries and reflect the latest available tables, adjusted for the experience of the Group where appropriate. For the Inmarsat Global defined benefit pension scheme and the Inmarsat Global post-retirement healthcare benefits for 2022, mortality has been assumed to follow the S2PA tables with -1 year age rating for males and CMI 2017 improvement with a long-term trend of 1.75% pa.

Significant actuarial assumptions for the determination of the defined benefit obligation are discount rate, mortality and healthcare cost trend rates. The sensitivity analysis below is for the Group’s principal post-employment benefits scheme and has been determined based on reasonable possible changes of the assumptions occurring at the end of the reporting period assuming that all other assumptions are held constant. No sensitivities are relevant for the Inmarsat Global defined benefit pension scheme following the buy-out in 2022.

Inmarsat Global post-retirement healthcare benefit scheme:

($ in millions)	Impact on benefit obligation - increase/ (decrease)	Impact on projected pension cost - increase/ (decrease)
Change in assumption:
Increase in discount factor of 0.5%	(0.6)	-
Increase in inflation of 0.5%	0.6	-
Increase in medical price inflation trend rate of 1%	1.4	0.1
Decrease in medical price inflation trend rate of 1%	(1.1)	(0.1)

In reality, there is an expectation of inter-relationships between the assumptions, for example, between discount rate and inflation. The above analysis does not take the effect of these inter-relationships into account.

Amounts recognised in the balance sheet are:

($ in millions)	As at 31 December 2022	As at 31 December 2021
Present value of funded defined benefit obligations (pension)	-	(124.1)
Present value of unfunded defined benefit obligations (pension)	(0.2)	(0.2)
Present value of unfunded defined benefit obligations (post-employment benefits)	(10.6)	(16.1)
Fair value of defined benefit assets	-	124.1
Net defined benefit liability recognised in the balance sheet	(10.8)	(16.3)

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

28. Pensions and post-employment benefits (continued)

The above net asset is recognised in the balance sheet as follows:

($ in millions)	Note	As at 31 December 2022	As at 31 December 2021
Defined benefit pension and post-employment liability	21	(10.8)	(16.3)

Analysis of the movement in the present value of the defined benefit obligations is as follows:

($ in millions)	Defined benefit pension plan	Post- employment benefits
As at 1 January 2021	138.0	15.3
Current service cost	-	0.2
Past service gain	-	(0.2)
Interest cost	1.8	0.3
Remeasurement gains
Actuarial gains arising from changes in financial assumptions	3.0	0.3
Experience adjustment	-	0.8
Foreign exchange loss	(2.1)	(0.3)
Benefits paid	(1.4)	(0.3)
Liabilities extinguished on plan settlement	(15.0)	-
As at 1 January 2022	124.3	16.1
Current service cost	-	0.2
Interest cost	2.0	0.2
Remeasurement gains / (loss):
Actuarial gains arising from changes in financial assumptions	(43.7)	(5.6)
Experience adjustment	-	1.8
Benefits paid	(0.7)	(0.4)
Foreign exchange gain	(13.3)	(1.7)
Defined benefit pension buy-out	(68.4)	-
As at 31 December 2022	0.2	10.6

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

28. Pensions and post-employment benefits (continued)

Analysis of the movement in the fair value of the assets of the defined benefit pension plans is as follows:

($ in millions)	As at 31 December 2022	As at 31 December 2021
As at 1 January	124.1	141.3
Interest income	2.0	1.9
Remeasurement (loss) / gain:
(Loss) / return on plan assets (excluding interest amounts)	(43.7)	2.6
Contributions by employer	-	(2.6)
Benefits paid	(0.1)	(2.1)
Expenses paid (included in service cost)	(0.6)	(0.6)
Foreign exchange loss	(13.3)	(1.4)
Defined benefit pension buy-out	(68.4)	(15.0)
As at 31 December	-	124.1

Amounts recognised in the income statement in respect of the plans are as follows:

	Year ended 31 December 2022		Year ended 31 December 2021		Year ended 31 December 2020

($ in millions)	Defined benefit pension plan	Post- employment benefits	Defined benefit pension plan	Post- employment benefits	Defined benefit pension plan	Post- employment benefits

Current service cost	0.6	0.2	0.6	0.2	0.4	0.1
Past service gain	-	-	-	(0.2)	-	-
Net interest (income) / expense	-	0.2	(0.1)	0.3	(0.6)	0.3
Foreign exchange gain	-	(1.7)	-	(0.3)	(1.1)	0.4

	0.6	(1.3)	0.5	-	(1.3)	0.8

Current service cost is included within employee benefit costs (note 7). The net financing costs together with foreign exchange gains and losses are included within interest payable (note 9).

Amounts recognised in the statement of comprehensive income in respect of the plans are as follows:

	Year ended 31 December 2022		Year ended 31 December 2021		Year ended 31 December 2020

($ in millions)	Defined benefit pension plan	Post- employment benefits	Defined benefit pension plan	Post- employment benefits	Defined benefit pension plan	Post- employment benefits

Actuarial gains arising from changes in financial assumptions	(43.7)	(5.6)	3.0	0.3	18.5	1.2
Actuarial gains arising from changes in experience adjustment	-	1.8	-	0.8	-	1.3
Loss / (return) on plan asset (excluding interest amounts)	43.7	-	(2.6)	-	8.8	-

Remeasurement of the net defined benefit liability	-	(3.8)	0.4	1.1	27.3	2.5

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

28. Pensions and post-employment benefits (continued)

The assets held in respect of the Group’s defined benefit schemes were as follows:

	As at 31 December 2022		As at 31 December 2021

($ in millions / %)	Value	Percentage of total plan assets	Value	Percentage of total plan assets

Cash	-	-	-	-
Assets held by insurance company	-	-	124.1	100.0%
Other	-	-	-	-

Fair value of scheme assets	-	-	124.1	100.0%

Previously the Plan’s main asset was the buy-in policy with Aviva, the value of which was set equal to the corresponding value of the IAS-19 liability it covers. Following buy-out, this asset is released.

The duration of the defined benefit liabilities within the Inmarsat Global defined benefit plan is approximately 20 years. Given the buy-out of this plan, a split by member is not provided. The average age of the deferred and pensioner members at the date of the last statutory funding valuation for the Inmarsat Global defined benefit plan (at 31 December 2017) was 56 years and 69 years, respectively.

Given the buy-out in 2022, the estimated contributions expected to be paid into the Inmarsat Global defined benefit pension plan during 2023 are $nil. In 2022 actual contributions under this plan were $nil (2021: $2.6m).

29. Operating leases

During the year the Group received income from various agreements deriving revenue from leased equipment. These amounts are recorded as revenue on a straight-line basis over the respective lease terms and represent the majority of the Group’s future aggregate minimum lease payments under non-cancellable operating leases expected to be received.

During the year the Group received $37.2m (2021: $31.6m) revenue from various agreements deriving revenue from leased equipment. The income relates predominantly to maritime antenna leases, as well as other onboard vessel equipment which is required for customers to connect to the Group’s satellite network.

Customers must be deemed to be creditworthy under the Group’s credit policy before any equipment is leased. Should any customer terminate its relationship with the Group, then onboard leased assets are required to be returned as these remain property of the Group. In the event of damage, or the non-return of equipment, the Group will invoice the customer for the value of the equipment. Collection of this debt falls under the Group’s credit policy.

The following table summarises the future minimum lease payments:

($ in millions)	As at 31 December 2022	As at 31 December 2021
Within one year	40.9	37.2
Within two to five years	52.8	56.9
	93.7	94.1

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

30. Capital risk management

The following table summarises the capital of the Group:

($ in millions)	As at 31 December 2022	As at 31 December 2021
As per balance sheet
Cash and cash equivalents	(234.2)	(364.3)
Short-term deposits greater than three months	(109.1)	(30.0)
Borrowings[1]	3,648.3	3,636.6
Net borrowings	3,305.0	3,242.3
Equity attributable to shareholders of the parent	872.1	1,063.1
Capital	4,177.1	4,305.4

1 This excludes lease obligations of $33.8m (2021: $45.5m).

The Group’s objective when managing its capital is to safeguard its ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital. The Group continually evaluates sources of capital and may repurchase, refinance, exchange or retire current or future borrowings and/or debt securities from time to time in private or open-market transactions, or by any other means permitted by the terms and conditions of borrowing facilities and debt securities. Additionally, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

The Group regularly monitors movements in cash and borrowings, as well as total available liquidity. The Group’s liquidity is disclosed in note 3(d).

31. Financial instruments

Treasury management and strategy

The Group’s treasury activities are managed by its treasury department which reports into the Chief Financial Officer. The Group has in place a risk management programme that seeks to limit adverse effects on the financial performance of the Group by monitoring foreign exchange exposures and proposing a strategy to manage this exposure to the CFO for approval on an annual basis, and using interest rate swaps as required to minimise the exposure arising from floating rate debt.

The Board of Directors of the Group has delegated to the treasury department the responsibility for setting and implementing the financial risk management policies applied by the Group. The treasury department has a policy and procedures manual that sets out specific guidelines for managing foreign exchange risk, interest rate risk and credit risk.

Key features of treasury management include:

●	Ensuring that the Group is in a position to fund its obligations in appropriate currencies as they fall due;
●	Maintaining adequate undrawn borrowing facilities; and
●	Maximising return on short-term investments based on counterparty limits and credit ratings.

The Group’s foreign exchange policy is not to hedge its foreign currency transactions. Where there is a material contract with a foreign currency exposure, a specific hedge to match the specific risk will be evaluated and must be approved by the Chief Financial Officer prior to any hedge being undertaken.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

31. Financial instruments (continued)

Financial instruments by category

The following table sets out the categorisation of financial assets and liabilities under IFRS 9:

	As at 31 December 2022			As at 31 December 2021
($ in millions)	Amortised cost	Derivatives used for hedging	Total	Amortised cost	Derivatives used for hedging	Total
Assets as per balance sheet
Trade receivables and other[1]	262.3	-	262.3	239.6	-	239.6
Cash and cash equivalents	234.2	-	234.2	364.3	-	364.3
Short term deposits	109.1	-	109.1	30.0	-	30.0
Derivative financial instruments	-	83.0	83.0	-	5.8	5.8
	605.6	83.0	688.6	633.9	5.8	639.7

1	Consists of trade receivables, other receivables and accrued income (see note 18).

	As at 31 December 2022		As at 31 December 2021
($ in millions)	Amortised cost	Total	Amortised cost	Derivatives used for hedging	Total
Liabilities as per balance sheet
Borrowings	3,648.3	3,648.3	3,636.6	-	3,636.6
Trade payables and other[1]	314.5	314.5	249.8	-	249.8
Lease liabilities	33.8	33.8	45.5	-	45.5
Derivative financial instruments	-	-	-	1.8	1.8
	3,996.6	3,996.6	3,931.9	1.8	3,933.7

1	Consists of trade payables, other payables, accruals and excludes pension liabilities and other taxation and social security payables (see note 21).

The table below analyses the Group’s financial liabilities and net-settled derivative financial instruments into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying values as the impact of discounting is not significant.

	As at 31 December 2022
($ in millions)	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total
Borrowings[1]	294.9	295.2	4,266.3	-	4,856.4
Trade payables and other[2]	312.5	0.1	0.2	1.7	314.5
	607.4	295.3	4,266.5	1.7	5,170.9

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

31. Financial instruments (continued)

	As at 31 December 2021
($ in millions)	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Total
Borrowings[1]	235.6	234.7	4,402.8	-	4,873.1
Trade payables and other[2]	248.0	0.1	0.2	1.5	249.8
Derivative financial instruments	1.8	-	-	-	1.8
	485.4	234.8	4,403.0	1.5	5,124.7

1

Includes interest obligations on the Senior Notes due 2026 and Term Loan. 2 Consists of trade payables, other payables, accruals and excludes pension liabilities and other taxation and social security payables (see note 21).

Fair values of derivative financial instruments

The Group’s derivative financial instruments consist of interest rate caps. Forward foreign currency contracts have previously been held by the Group, however are nil at year end (2021: nil) and were designated as cash flow hedges. The Group generally does not hedge foreign currency transactions, however where there is a material contract with a foreign currency exposure, a specific hedge to match the specific risk will be evaluated. Previously, certain foreign currency milestone payments to Airbus for the construction of the I-6 satellites were hedged.

Derivative financial instruments are initially measured at fair value (see further below) on the contract date and are re- measured at each reporting date. The change in the fair value is accounted for under the hedge accounting rules of IFRS 9. Under hedge accounting, the change in fair value initially goes through other comprehensive income. At the point hedge accounting is discontinued, i.e. when the hedging instrument expires, is terminated or no longer qualifies for hedge accounting, the amounts sitting in other comprehensive income at that time remain in equity until the forecast transaction occurs. When the forecast transaction is no longer expected to occur, the amounts that were reported in equity are immediately reclassified to profit or loss. Where hedge accounting does not apply, the change in fair value is included in net financing costs in the income statement.

The fair value of the interest rate cap is based on the forward interest rate curve at each reporting date and is classified as level 2 in the fair value hierarchy according to IFRS 13. The Group has no financial instruments with fair values that are determined by reference to significant unobservable inputs, i.e. those that would be classified as level 3 in the fair value hierarchy, nor have there been any transfers of assets or liabilities between levels of the fair value hierarchy. There are no non-recurring fair value measurements.

The value of a hedging derivative is classified as non-current asset or liability if the cash flows are due to be received in greater than twelve months, and as a current asset or liability if the cash flows are due to be received in less than 12 months. The fair values at the balance sheet date were:

($ in millions)	As at 31 December 2022	As at 31 December 2021
Financial liabilities:
Interest rate cap - current	-	1.8
Total derivative financial liabilities	-	1.8
Financial assets:
Interest rate cap - current	45.0	-
Interest rate cap - non-current	38.0	5.8
Total derivative financial assets	83.0	5.8

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

31. Financial instruments (continued)

Interest rate cap

The Group has entered into interest rate cap arrangements to hedge the variable interest rates on the Term Loan. The cap provides protection of where USD LIBOR is above 2% and is designated as cashflow hedges. The total nominal amount of the interest rate cap arrangement is $1.7bn, hedging 98% of the term loan balance.

Hedge ineffectiveness can arise from changes in the creditworthiness of counterparties hedged with and the credit risk of the Group, along with the ability of the Group to refinance the debt and make changes to the economic terms of the hedged loan, resulting in mismatches. The hedge ineffectiveness for 2022 was $0.1m (2021 and 2020: less than $0.1m).

Non-derivative financial assets and financial liabilities

Non-derivative financial assets consist of cash at bank, short-term investments, trade receivables, intergroup loan, other receivables, and accrued income.

Non-derivative financial liabilities consist of borrowings, trade payables, lease liabilities, other payables, and accruals.

Fair value of non-derivative financial assets and financial liabilities

With the exception of the Senior Notes and Term loan, the fair values of all non-derivative financial instruments approximate to the carrying value in the balance sheet. The fair value of Senior Notes, Term Loan and Convertible Bonds are classified as level 2 in the fair value hierarchy according to IFRS 13.

The following methods and assumptions have been used to determine fair values:

●	The fair values of cash at bank, overdrafts and short-term deposits approximate their carrying values because of the short-term maturity of these instruments (see note 17);
●

The fair value of trade and other receivables and payables, accrued income and costs, lease liabilities, and deferred consideration approximate their carrying values (see notes 18 and 21 respectively);

●

The Senior Notes due 2026 are reflected in the balance sheet net of unamortised arrangement costs of $9.1m (2021: $11.6m and 2020: $14.0m) (see note 20). The fair values of the Senior Notes due 2026 are based on the market price of the bonds and are reflected in the next table; and

●

The Term loan is reflected in the balance sheet net of unamortised arrangement costs and IFRS 9 related gain from repricing (refer note 20) of $128.6m (2021: $157.8m and 2020: $91.5m) and the fair value is based on the net present value discounted at LIBOR +3.5%.

	As at 31 December 2022		As at 31 December 2021

($ in millions)	Carrying amount	Fair value amount	Carrying amount	Fair value amount

Senior Notes due 2026	2,065.9	1,942.2	2,063.4	2,182.6
Term loan	1,582.4	1,760.2	1,573.2	1,737.4

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

32. Capital and purchase commitments

($ in millions)	Total	Less than 1 year	Between 2 and 5 years	Greater than 5 years
Purchase commitments	44.9	33.2	7.0	4.7
Lease commitments	405.3	-	78.4	326.9
Capital commitments	454.5	369.0	85.5	-
Total commitments	904.7	402.2	170.9	331.6

Capital commitments primarily represent commitments in respect of the Group’s I-6 and GX 7/8/9 satellite programs. Lease and purchase commitments mainly comprise the commitment for development of Arctic capabilities for GX in partnership with Space Norway and a property lease in relation to the Group’s London Headquarters.

33. Contingent liabilities

In the ordinary course of business, the Group is subject to contingencies pursuant to requirements that it complies with relevant laws, regulations and standards. Failure to comply could result in restrictions in operations, damages, fines, increased tax, increased cost of compliance, interest charges, reputational damage and other sanctions. These matters are inherently difficult to quantify.

In cases where the Group has an obligation as a result of a past event existing at the balance sheet date, and it is probable that an outflow of economic resources will be required to settle the obligation and the amount of the obligation can be reliably estimated, a provision will be recognised based on best estimates and management judgement.

A contingent liability is disclosed where the existence of the obligation will only be confirmed by future events, or where the amount of the obligation cannot be measured with reasonable reliability. At 31 December 2022, the Group had $25.0m of contingent liabilities in relation to employee retention compensation. This will be payable on successful completion of the Viasat acquisition and is subject to employees being retained for a set retention period, post-acquisition. (2021: $nil).

34. Related party transactions

In the normal course of operations, the Group engages in transactions with its equity-accounted associates (Navarino UK and JSAT Mobile), along with the ultimate shareholders (the ‘Consortium’: Apax LLP, Warburg Pincus LLC, Canada Pension Plan Investment Board, Ontario Teachers’ Pension Plan Board, and Pretzel Logic BV).

Transactions with equity-accounted associates represent sales of airtime and equipment and are measured at the amounts exchanged. Group revenue from Navarino UK and JSAT Mobile for the 2022 financial year is $43.4m and $24.6m respectively (2021: $39.3m and $17.3m, respectively and 2020: $41.2m and $15.7m, respectively). The amount receivable from Navarino UK and JSAT Mobile at 31 December 2022 is $9.9m and $3.4m, respectively (2021: $9.3m and $2.0m, respectively and 2020: $9.5m and $1.7m, respectively).

Transactions with the Consortium, related to expenses, for the 2022 financial year is $nil. (2021: $0.2m and 2020: $nil). No amount remains outstanding.

Transactions with the Executive and Non-executives, relating to remuneration earned in the normal course of operations, is provided in note 8.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

35. Events after the balance sheet date

Viasat acquisition

On 8 November 2021, Viasat, Inc. and the Company announced a definitive agreement under which Viasat would acquire the Company in a transaction then valued at $7.3bn, comprised of $850m in cash (reduced to $551m, post distribution to shareholders), approximately 46.36m shares of Viasat common stock valued at $3.1bn based on the closing price on Friday 5 November 2021, and the assumption of $3.4bn of net debt.

On 30 May 2023, the transaction was completed and Viasat, Inc. acquired the Company. Under the terms of the purchase agreement, at the closing of the transaction, the Company’s shareholders received an aggregate of $551m in cash, subject to adjustments, and approximately 46.36m shares of common stock. The cash portion of the purchase price was reduced from $850m to $551m after the Company paid a $299m special dividend to its shareholders in April 2022. The shares issued to the Company shareholders at the closing represent an aggregate of approximately 37.6% of the total shares of Viasat common stock on a fully diluted basis, with no Company shareholder receiving shares representing 10% or more.

On completion of the transaction, Elizabeth Palmer, Hisham Said Awad and Robert James Blair were appointed as directors of the Company and Maxmilian Buttinger, Eric Hargrave, Pascal Keutgens and Gonzague de Lhoneaux resigned as directors of the Company.

HMRC Launch Cost Case

The Group’s 1999 claim for a tax deduction for satellite launch costs was heard at the Court of Appeal which ruled in favour of HMRC in July 2022. The Group subsequently appealed directly to the Court of Appeal which was heard and rejected on 5 January 2023. This is treated as a non-adjusting post balance sheet date event per IAS 10. The Group has provided fully for the expected cost of c. $128m, comprising current and deferred tax ($100m) and interest ($28m). Given the affected tax computations span over 20 years, the exact amount of tax and interest has yet to be agreed with HMRC. To manage ongoing late payment interest, during Q1 2023 the Group has paid £57.2m Income tax ($69.1m) and £17.4m interest ($20.9m) resulting in a foreign exchange gain of c.$27.6m.

Ligado

On 31 March 2023, the Group and Ligado signed Amendment 8 to the Cooperation Agreement pursuant to which the Group granted Ligado a further 90 days to pay the deferred amounts subject to making a $30m part payment, which was made on 3 April 2023. Ligado is now required to pay the Group $350m on 1 July 2023. Amendment 8 also deferred the $15m quarterly payment due on 31 March to 30 June.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

36. Group entities

As at 31 December 2022, the Company had investments in the following subsidiaries and associates:

	Principal activity	Country of incorporation / registered address[1]	Ownership
Inmarsat Group Holdings Limited (formerly Inmarsat plc)	Holding company	England and Wales/A	100%
Connect Finco SARL	Finance company	Luxembourg/AI	100%
Connect U.S. Finco LLC	Finance company	United States/D	100%
Inmarsat Holdings Limited	Holding company	England and Wales/A	100%
Inmarsat Group Limited	Holding company	England and Wales/A	100%
Inmarsat Finance Limited	Finance company	England and Wales/A	100%
Inmarsat Investments Limited	Holding company	England and Wales/A	100%
Inmarsat Ventures SE	Operating company	Luxembourg /AI	100%
Inmarsat Global Limited	Satellite telecommunications	England and Wales/A	100%
ISAT Global Xpress OOO	Dormant	Russian Federation/X	100%
Inmarsat Brasil Eireli	Dormant	Brazil/H	100%
Inmarsat Leasing (Two) Limited	Satellite leasing	England and Wales/A	100%
Inmarsat New Zealand Limited	Operating company	New Zealand/U	100%
Inmarsat Services Limited	Operating company	England and Wales/A	100%
PT ISAT	Operating company	Indonesia/Q	100%
Inmarsat Communications Company LLC	Operating company	UAE/AC	49%
Inmarsat Group Holdings Inc.	Operating company	United States/C	100%
ISAT U.S. Inc.	Operating company	United States/C	100%
Inmarsat Government Inc.	Operating company	United States/D	100%
Stratos Government Services Inc.	Operating company	United States/D	100%
Inmarsat Commercial Services Inc.	Operating company	United States/D	100%
Inmarsat Solutions (U.S.) Inc.	Operating company	United States/D	100%
Inmarsat Inc.	Holding company	United States/D	100%
Europasat Limited	Operating company	England and Wales/A	100%
Inmarsat Employment Company Limited	Employment company	Jersey/T	100%
Inmarsat Trustee Company Limited	Dormant	England and Wales/A	100%
Inmarsat Finance III Limited	Operating company	England and Wales/A	100%
Inmarsat Solutions Limited	Holding company	England and Wales/A	100%
Inmarsat Solutions (Canada) Inc.	Operating company	Canada/B	100%
Inmarsat Holdings (Cyprus) Limited	Holding company	Cyprus/K	100%
Connect Bidco Limited	Holding company	Guernsey/AJ	100%
Connect Midco Limited	Holding company	Guernsey/AJ	100%
Connect Sub-Topco Limited	Holding company	Guernsey/AJ	100%

1    For the list of registered addresses please refer to the table on page 59.

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

36. Group entities (continued)

Investments in the following subsidiaries and associates (Continued)

	Principal activity	Country of incorporation / registered address[1]	Ownership
Inmarsat Germany (GmBH)	Operating company	Germany/L	100%
Inmarsat Global Japan KK	Holding company	Japan/S	100%
Inmarsat Investments BV	Holding company	The Netherlands/V	100%
Inmarsat Solutions B.V.	Operating company	The Netherlands/V	100%
Inmarsat Solutions SA (PTY) Limited	Operating company	South Africa/Z	90%
Inmarsat Spain S.A.	Operating company	Spain/AA	100%
Inmarsat Hong Kong Limited	Operating company	Hong Kong/N	100%
Inmarsat Hellas Satellite Services SA	Satellite telecommunications	Greece/M	100%
Inmarsat Navigation Ventures Limited	Operating company	England and Wales/A	100%
Inmarsat SA	Operating company	Switzerland/AB	100%
Inmarsat Solutions Global Limited	Operating company	England and Wales/A	100%
Inmarsat Solutions AS	Operating company	Norway/W	100%
Inmarsat Solutions Pte. Limited	Operating company	Singapore/Y	100%
Inmarsat Solutions ehf.	Operating company	Iceland/O	51%
Inmarsat Australia Pty Limited	Operating company	Australia/F	100%
Inmarsat KK	Operating company	Japan/S	100%
Inmarsat Solutions (Shanghai) Co. Limited	Operating company	China/J	100%
Inmarsat India Private Limited	Operating company	India/P	100%
Inmarsat Licences (Canada) Inc.	Holding company	Canada/B	100%
Flysurfer Colombia S.A.S.	Operating company	Columbia/I	100%
Inmarsat New Ventures Limited	Holding company	England and Wales/A	100%
Flysurfer-Ecuador S.A.	Operating company	Ecuador/AE	100%
Inmarsat Satellite Services S.R.L.	Operating company	Romania/AF	100%
Inmarsat BH d.o.o.	Operating company	Bosnia and Herzegovina/AG	100%
Inmarsat Solutions doo Beograd	Operating company	Serbia/AH	100%
Inmarsat DOOEL Skopje	Operating company	Macedonia/E	100%
Inmarsat Maritime Ventures Limited	Operating company	England and Wales/A	100%
Inmarsat Turkey Telekomünikasyon Limited Şirketi	Operating company	Turkey/R	100%
Navarino UK Limited	Associate	England and Wales/AD	49%
JSAT Mobile Communications Inc.	Associate	Japan/G	26.7%

1	For the list of registered addresses please refer to the table on page 59 .

Connect Topco Limited

Notes to the Financial Statements

For the year ended 31 December 2022

36. Group entities (continued)

Registered address key

Key	Registered address
A	99 City Road, London EC1Y 1AX, United Kingdom
B	34 Glencoe Drive, Box 5754, Donovan’s Bus. Park, Mount Pearl Newfoundland A1N 4S8, Canada
C	874 Walker Road, Suite C, City of Dover DE 19904, United States
D	251 Little Falls Drive, Wilmington DE 19808, United States
E	Str. Risto Ravanovski no 13a, Skopje, Republic of Macedonia, Macedonia, the former Yugoslav Republic of Macedonia
F	Mills Oakley, Level 7, 151 Clarence Street, Sydney NSW 2000, Australia
G	Nisso Building #22 8F, Azabudai1-11-10, Minato-ku, Tokyo 106-0041, Japan

H	Av. Brig Faria Lima, 3400 – Cj. 151 – 15.º andar, parte C 04538-132 , São Paulo, Brazil

I	Cra. 7 No. 71-52 Tower B 9th Floor, Bogota, DC, Colombia 110231
J	11F, Tower B, Central Towers, No.567, Lan Gao Road, Putuo District, Shanghai, 200333, China
K	1, Lampousas, Nicosia, 1095, Cyprus
L	Willy-Brandt, 23, 20457, Hamburg, Germany
M	280 Kifisias Avenue, Halandri, 152 32, Greece

N	Unit 4217- Metroplaza, Tower 1, 223 Hing Fong Road, Kwai Fong, N.T, Hong Kong, Hong Kong

O	Hlíðarsmára 10, 201 Kópavogi, Iceland
P	P-24, Green Park Extension, New Delhi, 110016, India
Q	Panbil Residence 1st – 2nd Floor, Jl. Ahmad Yani, Muka Kuning – Batam – 29433, Indonesia
R	Maltepe Mah. Eski Çırpıcı , Yolu Sk. Parima , Blok No:8 İç kapı , 14 Zeytinburnu, İstanbul, Turkey
S	Level 25 Ark Hills Sengokuyama Mori Tower, 1-9-10, Roppongi, Minato-ku, Tokyo, 106-0032, Japan
T	44 Esplanade, St. Helier, Jersey JE4 9WG, Jersey
U	24 Unity Drive North, North Harbour, Auckland, New Zealand
V	Loire 158-160, 2491 AL, The Hague, Netherlands
W	NMK – Borgundveien 340, 6009 Ålesund, Norway
X	Bld. 5, 13 Kasatkina Street, 129301, Moscow, Russian Federation
Y	11 Lorong 3 Toa Payoh , #01-31, Jackson Square, 319579, Singapore
Z	Deloitte Place, The Woodlands, 20 Woodlands Drive, Woodmead, Sandton, Johannesburg, Gauteng, 2052, South Africa
AA	Príncipe de Vergara 73, 28006, Madrid, Spain
AB	Avenue Gratta-Paille 2, c/o MAZARS SA, World Trade Center, 1018, Lausanne, Switzerland
AC	Festival Tower - Unit 2303, P.O. Box 27313, Dubai Festival City, Dubai, United Arab Emirates
AD	Camburgh House, 27 New Dover Road, Canterbury, Kent CT1 3DN, United Kingdom
AE	Republica de El Salvador N35-146 y Suecia, Edif. Prisma Norte, Piso 11, Quito, C.P. 170505, Ecuador
AF	22 Tudor Vladimirescu Blv., Building Green Gate Office, Bucharest, 5th Floor 573Campus07, Sector, Bucharest, Romania
AG	Street Skenderpasina 1, Sarajevo, Bosnia and Herzegovina
AH	GTC Avenue 19, 38-40 Vladimira Popovica Street, New Belgrade, Servia, 11070, Serbia
AI	6, rue Engene Ruppert, L-2453, Luxembourg
AJ	Redwood House, St Julian’s Avenue, St Peter Port, GY1 1WA, Guernsey